     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1996

                                                    REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                CEMAX-ICON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            3841                           77-0103865
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                           47281 MISSION FALLS COURT
                           FREMONT, CALIFORNIA 94539
                                 (510) 770-8612
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   TERRY ROSS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                CEMAX-ICON, INC.
                           47281 MISSION FALLS COURT
                           FREMONT, CALIFORNIA 94539
                                 (510) 770-8612
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

            MICHAEL J. O'DONNELL, ESQ.                          BRIAN C. CUNNINGHAM, ESQ.
             MICHAEL J. DANAHER, ESQ.                          MATTHEW B. HEMINGTON, ESQ.
         WILSON SONSINI GOODRICH & ROSATI                         COOLEY GODWARD CASTRO
             PROFESSIONAL CORPORATION                               HUDDLESON & TATUM
                650 PAGE MILL ROAD                                FIVE PALO ALTO SQUARE
         PALO ALTO, CALIFORNIA 94304-1050                          3000 EL CAMINO REAL
                  (415) 493-9300                            PALO ALTO, CALIFORNIA 94306-2155
                                                                     (415) 843-5000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
                                                                           PROPOSED MAXIMUM
                                                         PROPOSED MAXIMUM      AGGREGATE       AMOUNT OF
        TITLE OF EACH CLASS OF           AMOUNT TO BE     OFFERING PRICE       OFFERING      REGISTRATION
     SECURITIES TO BE REGISTERED         REGISTERED(1)     PER SHARE(2)        PRICE(2)           FEE
- ----------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value........ 3,220,000 shares       $10.00          $32,200,000    $11,103.45
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------

(1) Includes 420,000 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

                            -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                CEMAX-ICON, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(6) OF REGULATION S-K
                         SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

              ITEM NUMBER AND HEADING IN
           FORM S-1 REGISTRATION STATEMENT                   LOCATION IN PROSPECTUS
      ------------------------------------------  --------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....  Facing Page of Registration Statement,
                                                  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Inside Front Cover Page and Outside Back
                                                  Cover Page
  3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges........  Prospectus Summary; Risk Factors
  4.  Use of Proceeds...........................  Use of Proceeds
  5.  Determination of Offering Price...........  Outside Front Cover Page of Prospectus;
                                                  Underwriting
  6.  Dilution..................................  Dilution
  7.  Selling Security Holders..................  Not Applicable
  8.  Plan of Distribution......................  Outside Front Cover Page and Inside Front
                                                  Cover Page; Underwriting
  9.  Description of Securities to be
      Registered................................  Outside Front Cover Page; Prospectus
                                                  Summary; Capitalization; Description of
                                                  Capital Stock
 10.  Interests of Named Experts and Counsel....  Legal Matters; Experts
 11.  Information with Respect to the
      Registrant................................  Outside Front Cover Page and Inside Front
                                                  Cover Page; Prospectus Summary; Risk
                                                  Factors; Use of Proceeds; Dividend Policy;
                                                  Capitalization; Selected Financial Data;
                                                  Management's Discussion and Analysis of
                                                  Financial Condition and Results of
                                                  Operations; Business; Management; Certain
                                                  Transactions; Principal Stockholders;
                                                  Description of Capital Stock; Shares
                                                  Eligible for Future Sale; Financial
                                                  Statements
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 19, 1996

                                2,800,000 SHARES

                                CEMAX-ICON, INC.

                                  COMMON STOCK
                            ------------------------

     All of the 2,800,000 shares of Common Stock offered hereby are being offered by CEMAX-ICON, Inc. ("CEMAX-ICON" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price of the Common Stock will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the offering price. Application has been made to have the Common Stock of the Company approved for quotation on the Nasdaq National Market under the symbol "CMAX."

                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" ON PAGES 5 THROUGH 12.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                               UNDERWRITING
                                              PRICE TO        DISCOUNTS AND       PROCEEDS TO
                                               PUBLIC         COMMISSIONS(1)       COMPANY(2)
- ------------------------------------------------------------------------------------------------
Per Share...............................         $                  $                  $
- ------------------------------------------------------------------------------------------------
Total(3)................................         $                  $                  $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, payable by the Company, estimated at $800,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 420,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $          , $          and
    $          , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters as stated herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates for the shares of Common Stock will be available for delivery at the offices of Volpe, Welty & Company, One Maritime Plaza, San
Francisco, California, on or about           , 1996.

                            ------------------------

VOLPE, WELTY & COMPANY

                                PUNK, ZIEGEL & KNOELL

                                                                     FURMAN SELZ

               The date of this Prospectus is             , 1996

     Archive Manager, AutoRad, Clinical View, Diagnostic View, ICON Medical Systems, ImageCom, Image Server, LaserLink, Network Film Server, RadAccess, ScanLink, TeleMax and VIP, among other marks, are trademarks of the Company.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Prospective investors should consider carefully the information discussed under "Risk Factors." This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     CEMAX-ICON designs, manufactures and markets medical image information systems which electronically acquire, archive, distribute and display medical images throughout hospitals, outpatient facilities and integrated delivery networks ("IDNs"). The Company's systems interface with virtually all commercially available imaging modalities, including x-rays, computed tomography ("CT"), magnetic resonance imaging ("MRI"), computed radiography, ultrasound and nuclear medicine. By automating and increasing the availability of medical images within a healthcare facility or throughout an IDN, the Company's systems reduce the cost and improve the management of medical care. CEMAX-ICON's systems and modules are based on an open architecture and utilize standard hardware and standard network protocols in order to facilitate integration with existing image acquisition devices and healthcare information systems. CEMAX-ICON provides complete turn-key systems as well as scalable software modules that integrate with commercially available third party hardware.

     Medical images, traditionally stored on film, are a critical component of the patient's medical record as they are used in all stages of patient care, including screening, diagnosis, treatment and post-treatment assessment. Currently, film retrieval and distribution are primarily manual processes which are inherently slow and labor-intensive. Furthermore, film is bulky, expensive to store, frequently lost or misplaced and requires expensive chemical handling and processing which produce environmentally hazardous by-products. Trends toward lower cost and higher quality care in the healthcare industry are causing changes in the management of medical images, including an emphasis on reducing the operational costs of film management as well as the requirement that images be accessible throughout the healthcare organization or IDN. Traditional healthcare information systems are limited in their ability to provide cost-effective, institution-wide access to medical images because many existing image acquisition devices use a variety of proprietary platforms. Moreover, digitized medical images contain enormous quantities of data which can exceed the ability of current information systems to effectively store and transmit such images.

     Recent computing advances have made possible the creation of large-scale networks, known as Picture Archiving and Communications Systems ("PACS"), that digitize, transmit, store and retrieve medical images. The Company's systems, designed in consultation with clinicians, enable healthcare providers to reengineer the management of medical images to cost-effectively implement PACS in order to increase the productivity of radiologists, other clinicians and support staff, and to reduce film use and film-related expenses. In addition, the Company's systems increase the accessibility of medical images to clinical staff, both within an institution and at remote sites, and enable healthcare providers to broaden their geographic service areas. The Company has developed a large library of interfaces to provide connectivity with standard interfaces as well as a large installed base of proprietary image acquisition devices. The Company's systems utilize a distributed server and database architecture and advanced image compression technology to cost-effectively store and transmit large image data sets at clinically acceptable speeds.

     CEMAX-ICON intends to maintain and enhance its position as a market leader by leveraging its technology and its knowledge of radiology practice, increasing its penetration of the PACS and teleradiology markets, maintaining and expanding OEM relationships, and cross-selling its systems and services. The Company sells its products directly to end-users as well as through OEMs, including several leading suppliers of imaging and information systems to the healthcare industry, including Minnesota Mining and Manufacturing Co. ("3M"), Toshiba Corporation ("Toshiba"), Lucent Technologies, Inc. (formerly a division of AT&T) ("Lucent"), Hewlett-Packard Co.("Hewlett-Packard"), Sterling Diagnostics, Inc. (formerly a division of DuPont) ("Sterling"), General Electric Co. ("General Electric") and Eastman Kodak Co. ("Kodak"), as well as distributors. CEMAX-ICON's systems are installed at over 1,500 sites worldwide.

                                  THE OFFERING

Common Stock offered by the Company....................................   2,800,000 Shares
Common Stock to be outstanding after the offering......................   8,560,713 Shares(1)
                                                                          Working capital and general corporate
Use of proceeds........................................................   purposes
Nasdaq National Market symbol..........................................   CMAX

                        SUMMARY OF FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                              THREE MONTHS
                                                                                                                 ENDED
                                                                   YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                      --------------------------------------------------    ----------------
                                                       1991       1992      1993       1994       1995       1995      1996
                                                      -------    ------    -------    -------    -------    ------    ------
STATEMENTS OF OPERATIONS DATA:
Total revenues.....................................   $ 4,637    $8,314    $12,114    $16,457    $17,030    $4,639    $5,118
Loss from operations...............................    (1,141)     (732)    (1,141)    (2,490)    (6,842)     (724)     (515)
Net loss...........................................    (1,271)     (766)    (1,198)    (2,578)    (6,815)     (755)     (518)
Pro forma net loss per share(2)....................                                              $ (1.22)   $(0.15)   $(0.09)
Shares used to compute pro forma net loss per
  share(2).........................................                                                5,609     4,992     6,038

                                                                                            MARCH 31, 1996
                                                                                      --------------------------
                                                                                       ACTUAL     AS ADJUSTED(3)
                                                                                      --------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents..........................................................   $  1,654       $ 24,290
Working capital (deficit)..........................................................     (1,145)        21,491
Total assets.......................................................................      9,157         31,793
Long-term obligations, less current portion........................................        552            552
Accumulated deficit................................................................    (32,099)       (32,099)
Total stockholders' equity (deficit)...............................................       (153)        22,483

- ---------------
(1) Excludes as of March 31, 1996: (i) 1,009,339 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average price of $1.09 per share; (ii) warrants to purchase 202,383 shares of Common Stock at a weighted average exercise price of $11.37 per share; and (iii) 950,000 shares reserved for future grants under the Company's 1996 Stock Plan, 1996 Employee Stock Purchase Plan, and 1996 Director Option Plan. See
    "Management -- Director Compensation," "-- Stock Plans" and Notes 7 and 8 of Notes to Financial Statements.

(2) See Note 1 of Notes to Financial Statements describing the shares used in calculating pro forma net loss per share.

(3) Adjusted to give effect to the receipt of the estimated net proceeds from the sale of 2,800,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $9.00 per share) and the conversion of convertible preferred stock. See "Use of Proceeds" and "Capitalization."
                            ------------------------

     Except as otherwise noted, all information contained in this Prospectus:
(i) assumes the reincorporation of the Company in Delaware; (ii) gives effect to the conversion of all outstanding shares of convertible preferred stock into 845,054 shares of Common Stock upon the closing of this offering; and (iii) reflects a 1-for-2.35 reverse stock split of the Company's Common Stock to be effected in June 1996. See "Capitalization" and "Description of Capital Stock."

                                  RISK FACTORS

     The Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in the following risk factors. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of common stock offered hereby.

     Lack of Profitable Operations. The Company has not been profitable since inception and had an accumulated deficit of approximately $32.1 million as of March 31, 1996. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future. As a result there can be no assurance that the net proceeds of this offering, together with any funds provided by operations and present capital, will be sufficient to fund the Company's ongoing operations. The Company believes its current operating funds, along with the proceeds of this offering, will be sufficient to finance its cash requirements at least through 1997. If the Company has insufficient funds, there can be no assurance that additional financing can be obtained on acceptable terms, if at all. The insufficiency of funds, together with the absence of such financing, would have a material adverse effect on the Company's business, including a possible reduction or cessation of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

     New Product Development and Integration; Technological Change. The market for the Company's systems is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to enhance and integrate its current product line, to complete products currently under development, to develop and introduce new products that keep pace with technological developments, and to respond to evolving customer requirements. Any failure by the Company to anticipate or respond adequately to technological developments by its competitors or to changes in customer requirements, or any significant delays in product integration, development or introduction could result in a loss of competitiveness or revenues. In particular, orders for two new software modules under development by the Company, AutoRad and Archive Manager 2.0, constitute a substantial portion of the Company's backlog. There can be no assurance that the Company will be able to complete development and commence shipment of these modules and other products under development in a reasonable time frame which will be acceptable to customers. In the past, the Company has occasionally experienced delays in the development and introduction of new products and product enhancements, and there can be no assurance that the Company will not experience such delays in the future. Timeliness of delivery is of critical importance to certain customers, and the Company's failure to successfully develop and ship such products in a timely manner could result in cancellation of customer orders which would have a material adverse effect on the Company's business and results of operations. In addition, the Company is in the process of integrating certain teleradiology systems acquired by the Company pursuant to the merger with ICON Medical Systems, Inc. with the Company's other systems, but to date such systems have not been fully integrated. The successful completion of such integration is necessary for sales to certain customers and potential customers of the Company. There can be no assurance that the Company will be successful in completing its product integration efforts or in developing and marketing new products or product enhancements on a timely or cost-effective basis, and such failure could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."

     Variability in Quarterly Operating Results. The Company's results of operations may fluctuate significantly from quarter to quarter as a result of a number of factors, including: (i) the volume and timing of system sales and customer acceptances; (ii) customer purchasing patterns, long sales cycles, order cancellations and rescheduling of system installations; (iii) the mix of direct and indirect sales; and (iv) the mix of higher-margin OEM software license revenues and lower-margin system revenues. The Company typically does not obtain long-term volume purchase contracts from its customers, and a substantial portion of the Company's backlog is scheduled for delivery within 90 days or less. Customers may cancel or change the volume or timing of outstanding purchase orders at any time without recourse. A significant portion of the Company's operating expenses are fixed, and planned expenditures are based primarily on sales forecasts and product development programs. If revenue does not meet the Company's expectations in any given period, the adverse impact on operating results may be magnified by the Company's inability to adjust operating expenses sufficiently or quickly enough to compensate for such a shortfall. In addition, the Company believes that revenue generated by its OEMs are likely to vary significantly from quarter to quarter. Accordingly, the Company's future operating results are likely to be subject to significant variability from quarter to quarter and could be adversely affected in any particular quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Emerging PACS and Teleradiology Markets; Uncertainty of Market Acceptance. The Company's success is dependent on the development of the PACS and teleradiology markets and on market acceptance of its existing systems and products under development. Substantially all of the Company's revenues are derived from the sale of medical image information systems for the PACS and teleradiology markets. The market for the Company's systems is still relatively undeveloped and may not experience material expansion in the near future, if at all. In the event that the PACS and teleradiology markets do not develop as anticipated by the Company, the Company's business, financial condition and results of operations would be adversely effected.

     The commercial success of the Company's systems will depend upon their acceptance by the medical community as useful, cost-effective components of radiological procedures. There can be no assurance that sales of the Company's systems will continue at historical rates or that the Company will introduce new products that achieve significant market acceptance in the future. Furthermore, new product introductions or enhancements by the Company's competitors or the use of other technologies could cause a decline in sales or loss of market acceptance of the Company's systems. In addition, third-party payors, such as governmental programs and private insurance plans, can indirectly affect the pricing or the relative attractiveness of the Company's systems by regulating the maximum amount of reimbursement that they will provide for the taking, storing and interpretation of medical images. A decrease in the reimbursement amounts for radiological procedures may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. As a result, adoption of teleradiology and/or PACS systems may slow as capital investment budgets are reduced, thereby significantly reducing the demand for the Company's systems. In the event that the Company's existing systems and products under development do not achieve market acceptance, the Company's business, financial condition and results of operations would be adversely effected. See "Business -- Products" and "-- Third-Party Reimbursement."

     Reliance upon OEMs; Customer Concentration. The Company's success is dependent on the success of its marketing and distribution strategy which involves, to a significant degree, reliance on the Company's OEMs to sell the Company's software modules as a component of the systems being marketed by such OEMs. Sales through OEMs accounted for 18%, 35%, 35% and 63% of the Company's total revenues in 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. The Company's OEM agreements are subject to cancellation by the OEMs under certain circumstances. Kodak, one of the Company's OEMs, has alleged that the Company is in breach of its obligations under the OEM agreement with Kodak. The Company is currently in negotiations with Kodak with regard to an amendment of such OEM agreement to attempt to resolve the dispute. Payments received from Kodak pursuant to this agreement accounted for 12% of the Company's total revenues in the three months ended March 31, 1996. If the Company's current or future OEMs elect to terminate their agreements with the Company or elect not to include the Company's software modules as components in their systems or are unsuccessful in achieving significant sales of those systems, the Company's business, financial condition and results of operations, would be materially and adversely effected.

     A significant portion of the Company's sales revenue is derived from a small number of customers. In 1994 and 1995 Toshiba accounted for more than 10% of total revenues; and in the three months ended March 31, 1996 3M, Toshiba and Kodak each accounted for more than 10% of total revenues and in the aggregate accounted for 53% of total revenues. Large customers also accounted for a significant portion of the Company's backlog at March 31, 1996. The Company expects to continue to depend upon its principal customers for a significant portion of its sales, although there can be no assurance that the Company's principal customers will continue to purchase systems and services from the Company at current levels, if at all. The loss of one or more major customers or a change in their buying pattern could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Marketing and Sales" and "-- Customers and Signed Sales Contracts."

     Long Sales and Delivery Cycle; Dependence on Future System Sales. The decision by a healthcare provider to replace or substantially upgrade its image information systems typically involves a major commitment of capital and an extended review and approval process. Accordingly, the sales and delivery cycle for the Company's systems is typically two to 12 months from initial contact to delivery and acceptance. The time required from initial contact to contract execution is typically one to six months. During these periods, the Company may expend substantial time, effort and funds preparing a contract proposal and negotiating the contract. The Company does not record revenues on systems until they have been delivered to the customer. The length of time between contract execution and delivery typically ranges from three to 12 months depending on the size of the systems ordered, the products ordered and the delivery terms. At March 31, 1996, the Company had approximately $8.8 million of signed sales contracts for systems and services which had not yet been delivered, including software modules still under development by the Company. This amount includes contracts for system sales and services that may include cancellation provisions, and contracts that are expected to result in revenues over periods of as much as one year. Any significant or ongoing failure to identify appropriate potential customers, to achieve signed contracts, to successfully complete software modules under development, or to obtain customer acceptance after expending time, effort and funds could have a material adverse effect on the Company's business, financial conditions and results of operations. See "Business -- Marketing and Sales" and "-- Customers and Signed Sales Contracts."

     Risks Associated with Acquisitions. As part of the Company's strategy to enhance and maintain its competitive position, the Company may from time to time consider potential acquisitions of complementary products, technologies and other businesses. The evaluation, negotiation and integration of any such acquisitions may divert significant time and resources of the Company, particularly management. There can be no assurance that any acquired product, technology or business can be successfully integrated into the Company's operations. The Company believes that its acquisition of ICON Medical Systems, Inc. in June 1995 had a material adverse effect on the Company's operating results in 1995 due to operational disruptions arising from the integration of such business into the Company. There can be no assurance that future acquisitions, if any, will not have a material adverse effect upon the Company, due to operational disruptions, unexpected expenses and accounting charges which may be associated with the integration of such acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Competition. Competition in the market for the Company's systems is intense. A large number of companies offer teleradiology systems which are competitive with those of the Company. Many of the Company's competitors are larger and more established and have substantially more financial, technical, research and development and marketing resources than the Company. Several large multi-national corporations, including Philips Electronics N.V. ("Philips"), Agfa-Gevaert N.V. and Siemens Medical Systems Inc., offer competitive products in the PACS market. Other large corporations have the technical and financial ability to design and market competitive products, and some of them have produced and marketed such products in the past. There can be no assurance that such large potential competitors will not elect to reenter the market for the Company's systems, which could have a material adverse effect on the Company's ability to sell its systems. In the past, certain competitors have from time to time offered PACS systems for sale at substantial discounts to prevailing prices, or offered PACS systems to customers at no additional charge in connection with the sale of complementary products, which has had and could have a material adverse effect on the Company's ability to sell its systems.

     The Company's ability to compete successfully in the sale of its systems will depend in large part upon its ability to implement successfully its strategy of selling systems as a total solution as well as its ability to attract new customers, sell new products, deliver and support product enhancements to its existing customers, and respond effectively to continuing technological change by developing new products. There can be no assurance that the Company will be able to compete successfully in the future, or that future competition for product sales will not have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business -- Competition."

     Ability to Manage Projected Growth. As a result of both internal development and planned expansion into additional applications and markets, the Company expects a period of rapid growth. Such growth would place a significant strain on the Company's customer service and support operations, sales, administrative personnel and other resources. The Company's ability to manage future growth, if any, effectively will require the Company to continue to improve its operational, management and financial systems and controls and to train, motivate and manage its employees. In particular, the Company will be required in the near future to recruit a significant number of technically qualified personnel to expand its direct sales force and customer support group. As a result, the Company is subject to certain growth-related risks, including the risk that it will be unable to retain the necessary personnel or acquire other resources necessary to service such growth adequately. Further revenue growth, if any, depends in part on the Company's ability to rapidly grow its direct sales force and distribution channels. There can be no assurance that the Company can expand those resources as rapidly as necessary. If the Company's management is unable to manage future growth, if any, effectively, the Company's business, financial condition and results of operations could be materially adversely effected.

     Dependence on Key Employees. The Company is highly dependent on certain members of its sales and engineering staff, the loss of services of one or more of whom could have a material adverse effect on the Company's business and results of operations. Furthermore, recruiting and retaining qualified sales and technical personnel will also be critical to the Company's success. There can be no assurance that the Company will be successful in attracting and retaining skilled technical personnel who generally are in high demand in the Company's geographic area. The loss of certain key employees, including the Company's Chief Technical Officer, or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Employees" and "Management -- Directors and Executive Officers."

     Dependence on Single-Source Suppliers. Although the Company generally uses standard components and materials in integrating its systems, certain components, including the film digitizer used with the Company's systems, are currently obtained from single sources. The Company is not aware of a short-term alternative source of supply of this film digitizer. The loss of the supply of such film digitizer for an extended period of time would have a material adverse effect on the Company's business, financial condition and results of operations.

     International Operations. Foreign markets may be influenced by factors that are different from those prevailing in the United States. The Company has limited experience in business operations outside the United States, and there can be no assurance that the Company's systems products will be accepted in international markets or that the Company can compete successfully in such markets. International operations and sales are also subject to certain political and economic risks, including political instability, currency controls, trade restrictions, regulatory requirements, exchange rate fluctuations and changes in import and export regulations, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales."

     FDA and Other Government Regulation. The manufacturing and marketing of the Company's systems are subject to extensive government regulation as medical devices in the United States by the Food and Drug Administration ("FDA") and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. The Company believes that its success depends upon commercial sales of improved versions of its systems, certain of which cannot be marketed in the United States and other regulated markets unless and until the Company obtains clearance or approval from the FDA and its foreign counterparts.

     The FDA requires that a manufacturer seeking to market a new medical device or an existing medical device for a new indication obtain either a premarket notification clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act or the approval of a premarket approval application under this Act ("PMA") prior to the introduction of such product into the market. Material changes to existing medical devices are also subject to FDA review and clearance or approval prior to commercialization in the United States. The Company is currently relying on the Section 510(k) premarket notification method to obtain governmental clearance ("510(k) clearance") to market its medical devices in the United States. Although it is believed to be a shorter, less costly regulatory plan than the process to obtain a PMA, the process of obtaining a 510(k) clearance generally requires supporting data, which can be extensive and extend the regulatory review process for a considerable length of time. All models of the Company's systems that are commercially available have received 510(k) clearance by the FDA. In addition, the Company recently received 510(k) clearance for Archive Manager 2.0 and for its DICOM and AutoRad modules currently under development. There can be no assurance that 510(k) clearance for any future product or modifications of existing products will be granted by the FDA within a reasonable time frame, if at all. Furthermore, the FDA may require that a request for 510(k) clearance be supported by data from clinical trials demonstrating substantial equivalence and the safety and effectiveness of the device, which may prolong the Section 510(k) notification review period for a particular device or may result in a finding that the product is not substantially equivalent, so that a full PMA could be required.

     Failure to comply with applicable regulatory requirements could result, among other things, in warning letters, seizures of products, total or partial suspension of production, refusal of the government to grant market clearance or pre-market approval, withdrawal of approvals or criminal prosecution.

     The Company is also required to register as a medical device manufacturer with the FDA and the Food and Drug Branch of the California Department of Health Services ("CDHS"). The Company will be inspected on a routine basis by both the FDA and CDHS for compliance with the FDA's Good Manufacturing Practices ("GMP") and other applicable regulations.

     The Company is also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Sales of the Company's systems outside the United States are subject to foreign regulatory requirements that vary from country to country. Additional approvals from foreign regulatory authorities may be required, and there can be no assurance that the Company will be able to obtain foreign marketing approvals on a timely basis or at all, or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In Europe, the Company will be required to obtain the certificates necessary to enable the CE Mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, to be affixed to the Company's systems for sales in member countries. Failure to obtain such certifications, any necessary foreign regulatory approvals or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Products" and "-- Government Regulation."

     Uncertain Protection for Intellectual Property; Possible Claims of
Others. The Company generally does not rely on patent protection with respect to its products. Instead, the Company relies on a combination of copyright and trade secret law, employee and third-party nondisclosure agreements, and other protective measures to protect intellectual property rights pertaining to its products and technology. There can be no assurance, however, that applicable copyright or trade secret law or these agreements will provide meaningful protection of the Company's copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company will be able to protect its intellectual property successfully.

     The Company's systems and technology incorporate subject matter that the Company believes is in the public domain or that it otherwise has the right to use. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against the Company with respect to its systems or technology or other matters. There may be third-party patents, copyrights and other intellectual property relevant to the Company's systems and technology which are not known to the Company. Although no third party has asserted that the Company is infringing such third party's patent rights, copyrights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that the Company would prevail in any such litigation, or that the Company would be able to obtain any necessary licenses on reasonable terms if at all. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. See "Business -- Patents and Intellectual Property."

     Uncertainty in Healthcare Industry; Government Healthcare Reform Proposals. The healthcare industry is subject to changing political, economic, and regulatory influences that may affect the procurement practices and operations of healthcare providers. Many lawmakers have announced that they intend to propose programs to reform the United States healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's systems and services. Cost containment measures instituted by healthcare providers as a result of regulatory reform or otherwise could result in greater selectivity in the allocation of capital funds. Such selectivity could have a material adverse effect on the Company's ability to sell its systems and services. See "Business -- Third Party Reimbursement."

     Product Liability Risk; Limited Insurance Coverage. The manufacture and sale of medical image information systems entail significant risk of product liability claims. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the sale of the Company's systems. In addition, the Company may require increased product liability coverage as additional products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

     Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales could adversely affect its market price of the Company and could impair the ability of the Company to raise capital through an offering of its equity securities. Upon completion of this offering and assuming no exercise of the Underwriters' over-allotment option, the Company will have 8,560,713 shares of Common Stock outstanding, of which the 2,800,000 shares offered hereby will be freely tradeable, except that shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may generally only be resold in compliance with the conditions of Rule 144. In addition to the 2,800,000 shares offered hereby, in the absence of the restrictions contained in the agreements not to sell described below, approximately 206,179 shares will be freely tradeable immediately following the date of this offering and 147,254 shares will be eligible for sale in the public market beginning 90 days following the date of this offering, subject to compliance with Rule 144 or Rule 701. Holders of approximately 5,391,451 shares of Common Stock of the Company outstanding prior to this offering are subject to lock-up agreements under which each of the holders of such shares has agreed with the Underwriters that it will not sell, offer, contract or grant any option or other right to sell or otherwise dispose of any of the Company's equity securities, or securities exchangeable or exercisable for or convertible into the Company's equity securities, or publicly announce an intention to do any of the foregoing, until 180 days after the date of this Prospectus, without the prior written consent of Volpe, Welty & Company. In its sole discretion and without any prior notice, Volpe, Welty & Company may release all or any portion of the shares subject to lock-up agreements. In recent offerings in which it has served as lead manager of underwriters, Volpe, Welty & Company has consented to early releases from lock-up agreements only in a limited number of instances, after considering all circumstances that it deemed to be relevant. Volpe, Welty & Company will, however, have complete discretion in determining whether to consent to early releases from the lock-up agreements delivered in connection with this offering, and no assurance can be given that it will not consent to the early release of all or a portion of the shares of Common Stock offered hereby and options covered by such lock-up agreements. As soon as practicable after the closing of this offering, the Company intends to file a registration statement on Form S-8 to register under the Securities Act the outstanding options exercisable for 1,009,339 shares of Common Stock as of March 31, 1996, 700,000 shares of Common Stock of the Company reserved for issuance under the Company's 1996 Stock Plan, 150,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan, and 100,000 shares of Common Stock reserved for issuance under the Company's Director Option Plan. See "Management -- Stock Plans," "Shares Eligible for Future Sale" and "Underwriting."

     The holders of 4,237,623 shares of the Company's Common Stock are entitled to certain demand and piggyback registration rights with respect to such shares. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales may have an adverse effect on the market price of the Company's Common Stock. If the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of the piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Management -- Stock Plans," "Description of Capital Stock" and "Shares Eligible for Future Sale."

     No Prior Trading Market; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Common stock. Each of Volpe, Welty & Company, Punk, Ziegel & Knoell, L.P., and Furman Selz LLC has advised the Company that it currently intends to make a market in the Common Stock. No such firm is obligated to do so, however, and any market-making activities with respect to the Company's Common Stock may be discontinued at any time without notice. In addition, such market-making activities will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price of the shares of Common Stock offered hereby will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the price at which the Common Stock will trade after this offering. See "Underwriting" for the factors to be considered in determining the initial public offering price.

     In recent years, the stock market in general, and the shares of software technology companies in particular, have experienced extreme price fluctuations that are often unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the market price of the Company's Common Stock. The Company also believes that factors such as quarterly fluctuations in its revenues or results of operations, general conditions in the information technology service industry and announcements of new products or services by the Company or its competitors may cause the market price of its Common Stock to fluctuate significantly.

     Concentration of Ownership. Upon completion of this offering, the Company's executive officers and current members of the Board of Directors, and their affiliates, will beneficially own approximately 40.7% of the Company's outstanding Common Stock (assuming no exercise of the Underwriters' over-allotment option). In particular, upon completion of this offering, Jeremy
B. Rubin, Vice President, Chief Technical Officer and a member of the Board of Directors of the Company, will beneficially own approximately 20.4% of the Company's outstanding Common Stock. As a result, certain existing stockholders, if acting together, will have the ability to elect a majority of the Company's Board of Directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders of the Company may vote. This concentration of ownership and voting control may have the effect of delaying or preventing a change in control of the Company, or causing a change in control of the Company which may not be favored by the Company's other stockholders. There can be no assurance that these individuals' ability to prevent or cause a change in control of the Company will not have a material adverse effect on the market price of the Company's Common Stock. See "Management," "Certain Transactions" and "Principal Stockholders."

     Broad Management Discretion in Use of Proceeds. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes, including expansion of its operations. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. The Company has no other specific uses for the proceeds of this offering, and the exact uses of such proceeds will be subject to the discretion of management. See "Use of Proceeds."

     Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The Company's Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company's Certificate of Incorporation provides for staggered elections for members of the Board of Directors and does not provide for cumulative voting. These provisions may have the effect of delaying or preventing changes in control of management of the Company, which could adversely affect the market price of the Company's Common Stock. In addition, the Company will become subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. See "Description of Capital Stock."

     Immediate and Substantial Dilution. The initial public offering price of the Common Stock offered hereby will be substantially higher than the book value per share of the Company's outstanding Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial dilution of $6.37 per share. To the extent that outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                  THE COMPANY

     CEMAX-ICON was incorporated in California in 1982 and will be reincorporated in Delaware prior to the completion of this offering. Unless the context otherwise requires, "CEMAX-ICON" and the "Company" refer to CEMAX-ICON, Inc., a Delaware corporation, and the Delaware corporation's predecessor. The Company's executive offices are located at 47281 Mission Falls Court, Fremont, California 94539 and its telephone number is (510) 770-8612.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 2,800,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share are estimated to be approximately $22.6 million, after deducting underwriting discounts and commissions and estimated expenses.

     The Company intends to use the net proceeds of this offering as working capital to finance the Company's planned growth, including hiring additional personnel for customer support, direct sales and engineering, purchasing additional capital equipment, and other general corporate purposes. The primary purposes of this offering are to: (i) make available funds for such uses, as well as additional funds to be held in reserve; (ii) create a public market for the Company's Common Stock; (iii) facilitate future access to public markets; and (iv) make available publicly traded shares in the event the Company desires to utilize its shares in connection with acquisitions of complementary products, technologies or businesses. Although the Company from time to time evaluates potential acquisitions, the Company currently has no agreements or commitments with respect to any acquisition. The Company also anticipates that, as a result of this offering, it will receive increased name recognition and overall acceptance in the marketplace. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its current cash balances and cash flow from future operations, will be sufficient to meet its working capital and capital expenditure requirements at least through 1997.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain its earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the Company's capitalization at March 31, 1996: (i) on an actual basis; (ii) on a pro forma basis after giving effect to the conversion of all outstanding shares of convertible preferred stock into 845,054 shares of Common Stock upon the closing of this offering; and (iii) on a pro forma as adjusted basis to give effect to the sale by the Company of 2,800,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share and after deducting estimated underwriters discounts and commissions and estimated offering expenses. This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus:

                                                                        MARCH 31, 1996
                                                            --------------------------------------
                                                             ACTUAL      PRO FORMA     AS ADJUSTED
                                                            --------     ---------     -----------
                                                                        (IN THOUSANDS)
Long-term obligations.....................................  $    552     $     552      $     552
Preferred stock, $0.001 par value: 30,000,000 shares
  authorized, issuable in series: 1,985,878 shares issued
  and outstanding actual; 5,000,000 shares authorized, no
  shares issued or outstanding, pro forma and as
  adjusted................................................         2            --             --
Common stock, $0.001 par value: 50,000,000 shares
  authorized: 4,915,659 shares issued and outstanding
  actual; 5,760,713 shares issued and outstanding, pro
  forma; 8,560,713 shares issued and outstanding, as
  adjusted(1).............................................         5             6              9
Additional paid in capital................................    32,038        32,039         54,672
Notes receivable from stockholders........................       (42)          (42)           (42)
Deferred compensation.....................................       (57)          (57)           (57)
Accumulated deficit.......................................   (32,099)      (32,099)       (32,099)
                                                            ----------         ---            ---
  Total stockholders' equity (deficit)....................      (153)         (153)        22,483
                                                            ----------         ---            ---
  Total capitalization....................................  $    399     $     399      $  23,035
                                                            ==========         ===            ===

- ---------------
(1) Excludes as of March 31, 1996: (i) 1,009,339 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.09 per share; (ii) warrants to purchase 202,383 shares of Common Stock at a weighted average exercise price of $11.37 per share; and (iii) 950,000 shares reserved and available for future issuance under the 1996 Stock Plan, the 1996 Employee Stock Purchase Plan, and the 1996 Director Option Plan. See "Management -- Director Compensation," "-- Stock Plans" and Notes 7 and 8 of Notes to Financial Statements.

                                    DILUTION

     The net tangible book value of the Company at March 31, 1996 was approximately ($153,000) or $(0.03) per share of Common Stock. Net tangible book value per share is determined by dividing the amount of total tangible assets of the Company less total liabilities by the number of shares of Common Stock outstanding at that date, assuming the conversion of all outstanding shares of convertible preferred stock into 845,054 shares of Common Stock upon the closing of this offering. After giving effect to the sale of the 2,800,000 shares of Common Stock offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses), the pro forma net tangible book value of the Company as of March 31, 1996 would have been approximately $22,483,000, or $2.63 per share. This represents an immediate increase in net tangible book value of $2.66 per share to existing stockholders and an immediate dilution in net tangible book value of $6.37 per share to new investors. The following table illustrates this per share dilution:

    Assumed initial public offering price per share.....................             $9.00
                                                                                     -----
      Pro forma net tangible book value per share before the offering...  $(0.03)
      Increase per share attributable to new investors..................    2.66
                                                                           -----
    Pro forma net tangible book value per share after the offering......              2.63
                                                                                     -----
    Dilution per share to new investors.................................             $6.37
                                                                                     =====

     The following table summarizes, on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by the new investors at the assumed initial public offering price of $9.00 per share:

                                    SHARES PURCHASED          TOTAL CONSIDERATION
                                  ---------------------     -----------------------     AVERAGE PRICE
                                   NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                  ---------     -------     -----------     -------     -------------
    Existing stockholders(1)....  5,760,713       67.3%     $32,320,000       56.2%         $5.61
    New investors...............  2,800,000       32.7       25,200,000       43.8          $9.00
                                  ---------     -------     -----------     -------        ------
      Total.....................  8,560,713      100.0%     $57,520,000      100.0%
                                   ========      =====       ==========      =====

- ---------------
(1) The foregoing computations as of March 31, 1996 exclude: (i) 1,009,339 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.09 per share; (ii) warrants to purchase 202,383 shares of Common Stock at a weighted average exercise price of $11.37 per share; and (iii) 950,000 shares reserved for future grants under the Company's 1996 Stock Plan, the 1996 Employee Stock Purchase Plan, and the 1996 Director Option Plan. To the extent that these options are exercised and these shares of Common Stock are issued, there will be further dilution to new investors. See "Management -- Director Compensation,"
    "-- Stock Plans," "Description of Capital Stock" and Notes 7 and 8 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus. The statements of operations data for the years ended December 31, 1993, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from, and should be read in conjunction with, the Company's financial statements and Notes thereto audited by Ernst & Young LLP, independent accountants, included elsewhere in the Prospectus. The statements of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from the Company's unaudited financial statements not included in this Prospectus. The statements of operations data for the three months ended March 31, 1995 and 1996 and the balance sheet data at March 31, 1996 have been derived from unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results for such periods. The operating results for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year or any future period.

                                                                                                          THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                   ---------------------------------------------------    ------------------
                                                    1991       1992       1993       1994       1995       1995       1996
                                                   -------    -------    -------    -------    -------    -------    -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Systems and licensing.........................   $ 4,262    $ 7,564    $10,607    $15,017    $15,059    $ 4,322    $ 4,348
  Service and maintenance.......................       375        750      1,507      1,440      1,971        317        770
                                                   -------     ------    -------    -------    -------     ------     ------
      Total revenues............................     4,637      8,314     12,114     16,457     17,030      4,639      5,118
Cost of revenues:
  Cost of systems and licensing.................     1,996      2,741      5,337      7,165      7,793      1,973      1,703
  Cost of service and maintenance...............       180        360        722      1,638      2,719        515        802
                                                   -------     ------    -------    -------    -------     ------     ------
      Total cost of revenues....................     2,176      3,101      6,059      8,803     10,512      2,488      2,505
                                                   -------     ------    -------    -------    -------     ------     ------
Gross profit....................................     2,461      5,213      6,055      7,654      6,518      2,151      2,613
Operating expenses:
  Research and development......................     1,709      2,094      3,249      4,134      6,501      1,362      1,622
  Sales, general and administrative.............     1,893      3,851      3,947      6,010      6,235      1,513      1,506
  Merger related expenses.......................        --         --         --         --        624         --         --
                                                   -------     ------    -------    -------    -------     ------     ------
      Total operating expenses..................     3,602      5,945      7,196     10,144     13,360      2,875      3,128
                                                   -------     ------    -------    -------    -------     ------     ------
Loss from operations............................    (1,141)      (732)    (1,141)    (2,490)    (6,842)      (724)      (515)
Interest and other income (expense) net.........      (130)       (34)       (57)       (88)        27        (31)        (3)
                                                   -------     ------    -------    -------    -------     ------     ------
Net loss........................................   $(1,271)   $  (766)   $(1,198)   $(2,578)   $(6,815)   $  (755)   $  (518)
                                                   =======     ======    =======    =======    =======     ======     ======
Pro forma net loss per share(1).................                                               $ (1.22)   $ (0.15)   $ (0.09)
                                                                                               =======     ======     ======
Shares used to compute pro forma net
  loss per share(1).............................                                                 5,609      4,992      6,038
                                                                                               =======     ======     ======

                                                                      DECEMBER 31,
                                                   ---------------------------------------------------             MARCH 31,
                                                    1991       1992       1993       1994       1995                 1996
                                                   -------    -------    -------    -------    -------             ---------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................   $   614    $ 1,439    $ 1,861    $ 2,503    $ 1,775             $   1,654
Working capital (deficit).......................      (646)     1,114        584        (50)      (573)               (1,145)
Total assets....................................     1,972      3,733      5,465      7,019      9,279                 9,157
Long-term obligations, less current portion.....     1,663        414        570        891        604                   552
Accumulated deficit.............................   (20,114)   (20,880)   (22,188)   (24,766)   (31,581)              (32,099)
Total stockholders' equity (deficit)............    (1,747)     1,594      1,098        235        370                  (153)

- ---------------
(1) See Note 1 of Notes to Financial Statements for a description of the shares used in calculating pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     CEMAX-ICON designs, manufactures and markets medical image information systems for the acquisition, storage, distribution and use of medical images throughout hospitals, outpatient facilities and emerging IDNs. The Company's systems electronically acquire medical images produced by virtually all commercially available imaging modalities, including x-ray, CT, MRI, computed radiography, ultrasound and nuclear medicine. The Company was formed in 1982 and subsequently changed its name to CEMAX-ICON in connection with the merger of Cemax, Inc. and ICON Medical Systems, Inc. (the "Merger") in June 1995.

     Revenues are derived from system sales, software licenses, development contracts and fees from a range of services, including software maintenance, support and training. Systems and licensing revenue is generated from software licenses that grant the right to use the Company's software modules and hardware products which are typically sold in conjunction with the Company's systems. In addition to the software license typically sold as part of a system, the Company generates revenue from sales of software licenses to its OEMs. Service and maintenance revenue is generated from installation, training, documentation, maintenance and support services. Fees for such services are generally charged separately from the Company's software license fees.

     Revenue from systems sales is recognized upon delivery of the system, which typically occurs from one to six months after execution of a contract, depending on the size and complexity of the system. Revenue from software licenses to OEMs is recognized upon delivery, or upon completion of specific milestones, if so stated. Revenue from services is recognized as these services are performed while revenue from software maintenance is recognized ratably over the term of the maintenance contracts. Software maintenance contracts are generally renewable on an annual basis, although the Company occasionally negotiates long-term maintenance contracts. Under customary system sales agreements, the Company receives a partial payment upon the execution of a purchase agreement, further payments upon completion of certain performance milestones, and final payment upon completion of delivery of the system.

     The Merger was accounted for as a pooling of interests, and, accordingly, the recorded book values of the assets and liabilities and prior operating results are combined retroactively. The purpose of the Merger was to expand the Company's existing product lines to enable the Company to provide a broader family of PACS and teleradiology products. The Merger resulted initially in a charge to operations of $624,000, employee turnover, and other operational inefficiencies. The Company may in the future consider the acquisition of complementary products, technologies and businesses. Such acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of debt, acquisition charges and amortization expenses related to goodwill and intangible assets. There can be no assurance that any acquired product, technology or business can be successfully integrated into the Company's operations. In addition, there can be no assurance that any future acquisitions will not have a material adverse effect upon the Company, due to operational disruptions, unexpected expenses and accounting charges which may be associated with the integration of such acquisitions.

     The Company's revenue and results of operations may fluctuate significantly from quarter to quarter as a result of a number of factors, including: (i) the volume and timing of system sales; (ii) customer purchasing patterns, long sales cycles, order cancellations and rescheduling of system installations; (iii) the mix of direct and indirect sales; and (iv) the mix of higher-margin OEM software license revenues and lower-margin system revenues. In addition, sales generated by OEMs have in the past, and the Company believes will in the future, vary significantly from quarter to quarter and, therefore, are difficult to predict accurately on a quarterly basis. Accordingly, the Company's future operating results are likely to be subject to significant variability from quarter to quarter and could be adversely affected in any particular quarter. As a result, the Company believes that period-to-period comparisons of its revenues and results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

     Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Through March 31, 1996, all research and development costs have been expensed.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain operating data as a percentage of total revenues.

                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                                    YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                         ---------------------------------------------     -----------------
                                                         1991      1992      1993      1994      1995      1995       1996
                                                         -----     -----     -----     -----     -----     -----     -------
Revenues:
  Systems and licensing...............................    91.9%     91.0%     87.6%     91.2%     88.4%     93.2%       85.0%
  Service and maintenance.............................     8.1       9.0      12.4       8.8      11.6       6.8        15.0
                                                         -----     -----     -----     -----     -----     -----       -----
      Total revenues..................................   100.0     100.0     100.0     100.0     100.0     100.0       100.0
Cost of revenues:
  Cost of systems and licensing.......................    43.0      33.0      44.0      43.5      45.7      42.5        33.3
  Cost of service and maintenance.....................     3.9       4.3       6.0      10.0      16.0      11.1        15.6
                                                         -----     -----     -----     -----     -----     -----       -----
      Total cost of revenues..........................    46.9      37.3      50.0      53.5      61.7      53.6        48.9
                                                         -----     -----     -----     -----     -----     -----       -----
Gross profit..........................................    53.1      62.7      50.0      46.5      38.3      46.4        51.1
Operating expenses:
  Research and development............................    36.9      25.2      26.8      25.1      38.2      29.4        31.7
  Sales, general and administrative...................    40.8      46.3      32.6      36.5      36.6      32.6        29.4
  Merger related expenses.............................      --        --        --        --       3.7        --          --
                                                         -----     -----     -----     -----     -----     -----       -----
      Total operating expenses........................    77.7      71.5      59.4      61.6      78.5      62.0        61.1
                                                         -----     -----     -----     -----     -----     -----       -----
Loss from operations..................................   (24.6)     (8.8)     (9.4)    (15.1)    (40.2)    (15.6)      (10.0)
Interest and other income (expense) net...............    (2.8)     (0.4)     (0.5)     (0.6)      0.2      (0.7)       (0.1)
                                                         -----     -----     -----     -----     -----     -----       -----
Net loss..............................................   (27.4)%    (9.2)%    (9.9)%   (15.7)%   (40.0)%   (16.3)%     (10.1)%
                                                         =====     =====     =====     =====     =====     =====       =====

THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995

     Revenues. The Company's total revenues were $5.1 million for the three months ended March 31, 1996, compared to $4.6 million for the three months ended March 31, 1995, an increase of $479,000 or 10.3%. Systems and licensing revenue was $4.3 million for the three months ended March 31, 1996 and $4.3 million for the three months ended March 31, 1995. As a percentage of total systems and licensing revenue, systems revenue declined and licensing revenue increased primarily due to the timing of systems deliveries and the receipt and recognition of an initial payment related to an OEM agreement. In the three months ended March 31, 1996, 3M, Toshiba and Kodak each accounted for more than 10% of the Company's total revenues. The Company expects systems revenue to increase as a percentage of total systems and licensing revenues in future periods. Revenue from service and maintenance was $770,000 for the three months ended March 31, 1996, compared to $317,000 for the three months ended March 31, 1995, an increase of $453,000 or 143%. This increase was due to the expansion of the Company's service and maintenance organization and increased marketing of these services.

     Cost of revenues. Total cost of revenues were $2.5 million for the three months ended March 31, 1996 and 1995. Total cost of revenues as a percentage of total revenues was 48.9% for the first three months of 1996, compared to 53.6% for the same period in 1995. Cost of systems and licensing revenue includes the costs of computer hardware, software manuals, and overhead related to purchasing and testing prior to shipment. Cost of systems and licensing revenue was $1.7 million for the three months ended March 31, 1996 compared to $2.0 million for the three months ended March 31, 1995. Cost of systems and licensing revenue as a percentage of systems and licensing revenue was 39.2% for the three months ended March 31, 1996, compared to 45.7% for the three months ended March 31, 1995. This decrease results from the increase in licensing revenue as a percentage of total systems and licensing revenue, which typically has a lower cost of sales than systems revenue. The Company believes systems revenue as a percentage of total systems and licensing revenue is likely to increase in the future. Cost of service and maintenance revenue includes cost related to pre-installation logistics, on-site installation, technical support and spare parts. Cost of service and maintenance revenue for the three months ended March 31, 1996 was $802,000 compared to $515,000 for the three months ended March 31, 1995. This increase in total dollar spending relates directly to increased staffing and service activities. Cost of service and maintenance revenue as a percentage of service and maintenance revenue was 104.2% in the first three months of 1996, compared to 162.5% for the same period in 1995. This decrease as a percentage of total revenues reflects increased sales of service and maintenance.

     Research and development. Research and development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities, and consist principally of personnel costs, overhead costs relating to occupancy, equipment depreciation and supplies. Costs related to research, design and development of products are charged to research and development expense as incurred. Research and development expenses were $1.6 million in the three months ended March 31, 1996, compared to $1.4 million for the three months ended March 31, 1995, an increase of $260,000 or 19.1%. The increase was primarily due to increased engineering personnel and activities related to development of new products. As a percentage of total revenues, these expenses were 31.7% in the first three months of 1996, compared to 29.4% for the three months ended March 31, 1995.

     Sales, general and administrative. Sales, general and administrative expenses consist of salaries, sales commissions, promotional expenses, legal and travel for sales, marketing and finance staff. Sales, general and administrative expenses were $1.5 million for each of the three months ended March 31, 1996 and 1995. As a percentage of total revenues, sales, general and administrative represented 29.4% of total revenues for the first three months of 1996, compared to 32.6% in the first three months of 1995.

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     Revenues. The Company's total revenues were $17.0 million, $16.5 million and $12.1 million in 1995, 1994 and 1993, respectively, increasing 3.5% from 1994 to 1995 and 35.9% from 1993 to 1994. Systems and licensing revenue was $15.1 million, $15.0 million and $10.6 million in 1995, 1994 and 1993, increasing 0.3% from 1994 to 1995 and increasing 41.6% from 1993 to 1994. This increase from 1993 to 1994 primarily resulted from increases in licensing revenue from OEMs. From 1994 to 1995, licensing revenue increased and systems revenue decreased as a percentage of total systems and licensing revenue. Systems revenue was adversely affected by the Merger and relating restructuring, which temporarily disrupted the sales organization and sales activities. Service and maintenance revenue was $2.0 million, $1.4 million and $1.5 million in 1995, 1994 and 1993, respectively, increasing 36.9% from 1994 to 1995 and decreasing 4.4% from 1993 to 1994. This increase from 1994 to 1995 in service and maintenance revenue was due to increased staffing levels and management's focus on providing increased service offerings to customers. This decrease from 1993 to 1994 relates to product transitions in 1994 whereby new customers were initially covered by no-charge warranty. In the years ended December 31, 1994 and 1995 Toshiba accounted for more than 10% of the Company's total revenues.

     International revenue represents revenue from customers located outside North America, primarily Europe and Japan. International revenue, as a percentage of total revenues, represented approximately 17%, 22% and 13% in 1995, 1994 and 1993, respectively. All sales are denominated in United States dollars. In addition, many of the Company's domestic OEMs and distributors ship products integrating the Company's products internationally through their own channels of distribution.

     Cost of revenues. Total cost of revenues were $10.5 million, $8.8 million, and $6.1 million in 1995, 1994, and 1993, respectively. Cost of systems and licensing revenue was $7.8 million, $7.2 million, and $5.3 million in 1995, 1994, and 1993, respectively. As a percentage of systems and licensing revenue, these costs were 51.7%, 47.7% and 50.3% in 1995, 1994 and 1993, respectively. This decrease in cost of systems and licensing revenue as a percentage of systems and licensing revenue from 1993 to 1994 was due to an increase in OEM licensing revenue. This increase in cost as a percentage of systems and licensing revenue from 1994 to 1995 was due to price erosion on certain mature products. Cost of service and maintenance revenue was $2.7 million, $1.6 million, and $722,000 in 1995, 1994, and 1993, respectively. Cost as a percentage of service and maintenance revenue was 138.0%, 113.8%, and 47.9% in 1995, 1994, and 1993, respectively. This increase in the cost of service and maintenance revenue across all three periods resulted from the Company's increased investment in customer service and support.

     Research and development. Research and development expenses were $6.5 million, $4.1 million and $3.2 million in 1995, 1994 and 1993, respectively, increasing 57.3% from 1994 to 1995 and 27.2% from 1993 to 1994. This increase from 1993 to 1994 was attributable to increased staffing to support software development activities. Increased expenses from 1994 to 1995 were due to increased investment associated with integrating the product lines of Cemax, Inc. and ICON Medical Systems, Inc. following the Merger, as well as costs associated with developing new products. Research and development expenses as a percentage of total revenues were 38.2%, 25.1% and 26.8% in 1995, 1994 and 1993, respectively.

     Sales, general and administrative. Sales, general and administrative expenses were $6.2 million, $6.0 million and $3.9 million in 1995, 1994 and 1993, respectively. This increase from 1993 to 1994 was due to increased staffing and marketing activities. This increase from 1994 to 1995 was due to increased promotional expenses related to an industry trade show. Sales, general and administrative expenses as a percentage of total revenues were 36.6%, 36.5% and 32.6% in 1995, 1994 and 1993, respectively.

     Income Tax. As of December 31, 1995, the Company had federal and state net operating loss carryforwards of approximately $20.0 million and $3.8 million, respectively. The Company also had federal research and development tax credit carryforwards of approximately $680,000. The federal net operating loss carryforwards will expire at various dates from 1996 through 2010, if not utilized. The California net operating loss carryforwards will expire at various dates from 1996 through 2000. Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. See Note 6 of Notes to Financial Statements.

QUARTERLY RESULTS

     The following table sets forth a summary of the Company's quarterly operations data for the nine quarters in the period ended March 31, 1996, together with the percentage of total revenues represented by such data. This information has been derived from the Company's unaudited quarterly financial statements. In management's opinion, these quarterly results have been prepared on a basis consistent with the audited Financial Statements contained elsewhere herein, and include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the information for the quarters presented. These data should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                         QUARTER ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                 1994       1994       1994        1994       1995       1995       1995        1995       1996
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Systems and licensing......  $ 3,160    $ 3,617     $ 4,380    $ 3,859     $4,322    $ 3,463     $ 3,416    $ 3,858    $ 4,348
  Service and maintenance....      397        350         353        341        317        498         589        567        770
                                ------    -------      ------    -------    -------    -------      ------
      Total revenues.........    3,557      3,967       4,733      4,200      4,639      3,961       4,005      4,425      5,118
Cost of revenues:
  Cost of systems and
    licensing................    1,364      1,629       2,216      1,956      1,972      2,311       1,776      1,734      1,703
  Cost of service and
    maintenance..............      301        426         438        473        517        580         808        814        802
                                ------    -------      ------    -------    -------    -------      ------
      Total cost of
        revenues.............    1,665      2,055       2,654      2,429      2,489      2,891       2,584      2,548      2,505
                                ------    -------      ------    -------    -------    -------      ------
Gross profit.................    1,892      1,912       2,079      1,771      2,150      1,070       1,421      1,877      2,613
Operating expenses
  Research & development.....      886        846         858      1,544      1,361      1,386       1,579      2,175      1,622
  Sales, general &
    administrative...........    1,217      1,409       1,445      1,939      1,513       1521       1,739      1,460      1,506
  Merger related expenses....       --         --          --         --         --        624          --         --         --
                                ------    -------      ------    -------    -------    -------      ------
      Total operating
        expenses.............    2,103      2,255       2,303      3,483      2,874      3,531       3,318      3,635      3,128
                                ------    -------      ------    -------    -------    -------      ------
Loss from operations.........     (211 )     (343 )      (224)    (1,712 )     (724)    (2,461 )    (1,897)    (1,758 )     (515 )
Interest and other income (expense) net...     (20 )     (14 )      (17)     (37 )     (31)     (16 )       43      31        (3 )
                                ------    -------      ------    -------    -------    -------      ------
Net loss.....................  $  (231 )  $  (357 )   $  (241)   $(1,749 )   $ (755)   $(2,477 )   $(1,854)   $(1,727 )  $  (518 )
                                ======    =======      ======    =======    =======    =======      ======

                                                                         QUARTER ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                 1994       1994       1994        1994       1995       1995       1995        1995       1996
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
Revenues:
  Systems and licensing......     88.8%      91.2%      92.5%       91.9%      93.2%      87.4%      85.3%       87.2%      85.0%
  Service and maintenance....     11.2        8.8        7.5         8.1        6.8       12.6       14.7         2.8       15.0
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
      Total revenues.........    100.0      100.0      100.0       100.0      100.0      100.0      100.0       100.0      100.0
Cost of revenues:
  Cost of systems and
    licensing................     38.3       41.1       51.0        46.5       42.5       58.3       44.3        39.2       33.3
  Cost of service and
    maintenance..............      8.5       10.7        5.1        11.3       11.1       14.7       20.2        18.4       15.7
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
      Total cost of
        revenues.............     46.8       51.8       56.1        57.8       53.6       73.0       64.5        57.6       49.0
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
Gross profit.................     53.2       48.2       43.9        42.2       46.4       27.0       35.5        42.4       51.0
Operating expenses
  Research & development.....     24.9       21.3       18.1        36.8       29.4       35.0       39.5        49.2       31.7
  Sales, general &
    administrative...........     34.2       35.5       30.5        46.2       32.6       38.3       43.4        33.0       29.4
  Merger related expenses....      0.0        0.0        0.0         0.0        0.0       15.8        0.0         0.0        0.0
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
      Total operating
        expenses.............     59.1       56.8       48.6        83.0       62.0       89.1       82.9        82.2       61.1
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
Loss from operations.........     (5.9)      (8.6)      (4.7)      (40.8)     (15.6)     (62.1)     (47.4)      (39.8)     (10.1)
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
Interest and other income (expense) net...    (0.6)    (0.4)    (0.4)    (0.9)    (0.7)    (0.4)      1.1         0.7       (0.1)
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
Net loss.....................     (6.5)%     (9.0)%     (5.1)%     (41.7)%    (16.3)%    (62.5)%    (46.3)%     (39.1)%    (10.2)%
                               ========   =======    ========    =======    ========   =======    ========    =======    ========

     The Company's quarterly revenues and results of operations have varied significantly as a result of a number of factors, including: the volume and timing of system sales and installations; the length and complexity of the systems sales and installation cycles; seasonal buying trends as a result of clients' annual purchasing and budgeting practices; and the Company's sales commission practices. The Company expects that these variations will continue for the foreseeable future. The timing of revenue recognition is difficult to forecast because the Company's systems sales and installation cycles are relatively long and frequently depend on factors such as the size and scope of installations and general economic conditions. During the sales cycle, the Company commits substantial time, effort and funds to prepare a contract proposal and negotiate the contract. In addition, the Company recognizes revenues from development contracts based upon the achievement of milestones. As a result, the timing of revenue recognition varies considerably and could be impeded by a number of factors, including availability of Company personnel, the Company's need to allocate system installation resources to other installations or to research and development activities, availability of client personnel and other resources, complexity of clients' needs and delays imposed by clients. Any delays in progress toward completing a system installation could reduce the revenues recognized in any given period and could have a material adverse effect on the Company's business and results of operations. The Company typically does not obtain long-term volume purchase contracts from its customers, and a substantial portion of the Company's backlog is scheduled for delivery within 90 days or less. Customers may cancel orders and change volume levels or delivery times without penalty. Quarterly revenue and operating results therefore depend on the volume and timing of the backlog as well as bookings received during the quarter. A significant portion of the Company's operating expenses are fixed, and planned expenditures are based primarily on revenue forecasts and product development programs. If revenue does not meet the Company's expectations in any given period, the adverse impact on operating results may be magnified by the Company's inability to adjust operating expenses sufficiently or quickly enough to compensate for such a shortfall. Accordingly, the Company believes that period-to-period comparisons of revenues and results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations, working capital needs and capital expenditures primarily from private placements of equity securities totalling approximately $32.1 million. In the three months ended March 31, 1996, cash provided by operating activities of $122,000 was primarily attributable to a decrease in accounts receivable partially offset by an increase in accrued compensation and deferred revenue. Cash used in investing activities of $182,000 in the three months ended March 31, 1996 related to the purchase of property and equipment. Cash flows used in financing activities of $61,000 for the three months ended March 31, 1996 was primarily attributable to payments on the Company's revolving line of credit.

     Deferred revenues consist of the unrecognized portion of service and maintenance revenue received pursuant to maintenance and support contracts and the unrecognized portion of systems and license revenue subject to delivery of goods or completion of services. Deferred revenue increased from $3.5 million at December 31, 1995 to $4.0 million.

     Capital expenditures have been, and future expenditures are anticipated to be, primarily for facilities and equipment to support expansion of the Company's operations and management information systems. While the Company currently has no material capital commitments, the Company anticipates that its planned purchases of capital equipment in 1996 will require additional expenditures of approximately $500,000.

     The Company expects that its requirements for office facilities and other office equipment will grow as staffing requirements dictate. The Company's operating lease commitments consist primarily of an office lease for the Company's main operating facility. The Company plans to continue increasing its professional staff during the remainder of fiscal 1996 and during fiscal 1997 to meet anticipated sales volume and to support research and development efforts. To the extent necessary to support increases in staffing, CEMAX-ICON may obtain additional office space.

     At March 31, 1996, the Company had cash and cash equivalents of approximately $1.7 million and a working capital deficit of approximately $1.1 million. The Company believes that the estimated net proceeds from this offering together with current cash and cash equivalent balances and internally generated funds will satisfy the Company's projected working capital and capital equipment requirements at least through 1997. Thereafter, if cash generated from operations is insufficient to satisfy the Company's projected requirements, the Company may be required to sell additional equity or debt securities or obtain bank or other credit facilities. There can be no assurance that the Company will be able to sell such securities or obtain such credit facilities on acceptable terms in the future, if at all. The sale of additional equity or debt securities could result in additional dilution to the Company's stockholders.

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

                                    BUSINESS

INTRODUCTION

     CEMAX-ICON designs, manufactures and markets medical image information systems which electronically acquire, archive, distribute and display medical images throughout hospitals, outpatient facilities and integrated delivery networks ("IDNs"). The Company's systems interface with virtually all commercially available imaging modalities, including x-rays, computed tomography ("CT"), magnetic resonance imaging ("MRI"), computed radiography, ultrasound and nuclear medicine. By automating and increasing the availability of medical images within a healthcare facility or throughout an IDN, the Company's systems reduce the cost and improve the management of medical care. CEMAX-ICON's systems and modules are based on an open architecture and utilize standard hardware and standard network protocols in order to facilitate integration with existing image acquisition devices and healthcare information systems. CEMAX-ICON provides complete turn-key systems as well as scalable software modules that integrate with commercially available third-party hardware. CEMAX-ICON sells its systems and software directly to end-users as well as through OEMs and distributors. The Company's OEM relationships are with several leading suppliers of imaging and information systems to the healthcare industry, including Minnesota Mining and Manufacturing Co. ("3M"), Toshiba Corporation ("Toshiba"), Lucent Technologies, Inc. (formerly a division of AT&T) ("Lucent"), Hewlett-Packard Co. ("Hewlett-Packard"), Sterling Diagnostics, Inc. (formerly a division of DuPont) ("Sterling") General Electric Co. ("General Electric"), and Eastman Kodak Company ("Kodak"). CEMAX-ICON's systems and software are installed at over 1,500 sites worldwide.

INDUSTRY BACKGROUND

     The healthcare industry in the United States continues to change dramatically in response to escalating healthcare costs. Reimbursement for healthcare services has historically been based on a fee for service model of payment. Under pressure to reduce costs, managed care organizations and other payors are increasingly utilizing reimbursement models, including fixed fee and capitation, that shift the financial risk of delivering healthcare from the payors to the physicians and the institutional providers. In response to this changing reimbursement environment, healthcare providers, including hospitals, physician groups and laboratories, are combining horizontally and vertically to create IDNs, and are reengineering their organizations and information systems to achieve efficiencies wherever possible.

     Healthcare providers and payors recognize that timely access to the complete patient medical record throughout the healthcare institution or IDN can help control healthcare costs and improve the quality of patient care. However, until recently, information systems used by healthcare institutions focused on automating financial, registration, scheduling, laboratory, pharmacy and accounting departments but did not make data available throughout the entire institution. Recent technological advances have enabled the creation of a computerized patient record ("CPR") which integrates these disparate department systems and data repositories throughout a single institution or across an IDN. However, in order for a CPR to be effective in supporting care management, it must contain all information in a patient's medical record. Medical images have not been included in the CPR because those images are typically stored on film, not generally accessible by computer.

     Medical images from x-ray, CT, MRI, computed radiology, ultrasound and nuclear medicine are a critical part of the patient's medical record as they are used in all stages of patient care, including screening, diagnosis, treatment and post-treatment assessment. As a result, medical images are viewed by, and must be copied and manually transferred among, multiple parties involved in the treatment of a patient within a healthcare enterprise, including the radiology, orthopedics, surgery, oncology, emergency and other departments of a hospital, multiple clinics, hospitals, and doctors' homes and offices. According to a 1995 report by the American College of Radiology, over 272 million radiographic and other medical imaging procedures were performed in the United States in 1992, producing an estimated one billion square feet of film. Recently introduced diagnostic imaging devices such as spiral CT and interventional MRI generate even greater numbers of images per patient exam. Currently, film retrieval and distribution are manual processes which are

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

inherently slow and labor-intensive. Furthermore, film is bulky, expensive to store, frequently lost or misplaced and requires expensive chemical handling and processing which produce environmentally hazardous by-products. Industry analysts have estimated that films are lost or misplaced 10% to 20% of the time, which increases costs and often presents complications in providing patient care. A 1995 industry survey estimates that healthcare providers in the United States purchased approximately one billion dollars of medical film in 1992, and that the annual cost of processing, handling, storing and retrieving film ranges from $3-4 billion.

     Trends toward lower cost and higher quality care in the healthcare industry are causing changes in the management of medical images. Healthcare institutions are motivated to reengineer their management of medical images in order to reduce the operational costs of film management, to ensure that images are accessible throughout the healthcare organization or IDN, and to improve the quality of patient care. Due to reductions in the reimbursement rates for radiological interpretations, radiologists are also motivated to support the implementation of new systems which enable them to increase the number of interpretations they can perform on a daily basis. In addition, the ability to access medical images remotely enables radiologists to compete for business over larger geographic areas.

     Traditional healthcare information systems are limited in their ability to provide cost-effective, institution-wide access to medical images because many existing image acquisition devices use a variety of proprietary platforms. Devices utilizing proprietary platforms cannot easily communicate with each other or be integrated into a network. As a result, the distribution of medical images is generally a manual, labor-intensive and inefficient process. Moreover, digitized medical images contain enormous quantities of data. For example, a two-view chest x-ray contains eight to ten megabytes of data. More recent healthcare information systems have improved the management of textual data, but generally lack the storage capacity and the connectivity necessary to provide immediate access to large databases of medical images.

     Recent computing advances have made possible the creation of large-scale networks that digitize, transmit, store and retrieve medical images. Despite such technological advances, the broad implementation of such systems, known as Picture Archiving and Communication Systems ("PACS"), has proven difficult. Most PACS solutions lack some or all of the following capabilities required to be effective in the healthcare industry: (i) networking capability that enables connectivity with image acquisition devices that use emerging industry standard interfaces and the many existing image acquisition devices that have proprietary interfaces; (ii) data compression technology and communications bandwidth that meet physician demands for immediate image display; (iii) data storage architecture that is cost-effective and adequate to handle massive input/output volumes and maintain continuous access to multiple medical images simultaneously; (iv) scalability to grow as institutions consolidate to create increasingly larger IDNs; (v) open systems architecture to allow customers to choose from a variety of standard commercially available hardware platforms; and
(vi) user implementations that support clinicians without disrupting their established procedures. Ideally, PACS should be able to collect and store medical images from the various image acquisition devices, make the images immediately available at any point in the institution or IDN, including multiple hospitals, hospital departments and clinics as well as the doctors' offices and homes. Furthermore, PACS should be integrated with the institution's existing paper or document information system.

THE CEMAX-ICON SOLUTION

     CEMAX-ICON's systems enable healthcare providers to cost-effectively implement PACS within a healthcare facility or throughout an IDN. The Company's systems, designed in consultation with clinicians, enable healthcare providers to reengineer the management of medical images to increase the productivity of radiologists, other clinicians and support staff. The Company's systems also reduce film use and film-related expenses, clinical problems and costs related to lost films, and costs of storing and accessing medical images. In addition, the Company's systems increase the accessability of medical images to clinical staff, both within an institution and at remote sites and enable healthcare providers to broaden their geographic service areas.

     The Company's systems are designed to address the technical challenges in implementing PACS. The Company's systems are based on an open architecture adhering to industry standards, allowing customers to choose from a variety of standard commercially available hardware. For these reasons and because the

Company's systems are modular in design, investment in early systems implementation is preserved as the network expands. The Company's systems acquire images from virtually all commercially available imaging modalities including x-ray, CT, MRI, computed radiography, ultrasound and nuclear medicine. The Company has developed a large library of interfaces to provide connectivity with standard interfaces as well as the large installed base of proprietary image acquisition devices. The Company's systems utilize a distributed server and database architecture and advanced image compression technology to cost-effectively store and transmit large image data sets at clinically acceptable speeds.

STRATEGY

     CEMAX-ICON has established itself as a leading supplier of medical image information systems and software to the healthcare industry. The principal elements of the Company's strategy are as follows:

     Maintain Technology Leadership. The Company believes that maintaining technology leadership in the digital collection, storage, transmission and display of medical images is necessary to maintain its position as a leading supplier of teleradiology systems and to increase its penetration of the high performance PACS market. The Company's platform-independent, distributed architecture and advanced technology provide real time image management, optimized image compression and bandwidth, high volume storage capability, and scalable installations which can interface with industry standard and proprietary image acquisition devices. For example, the Company believes its products are distinguished by their ability to provide real-time display of multiple high resolution digitized x-ray images simultaneously on industry standard hardware. The Company intends to continue to invest in research and development to maintain its technology leadership.

     Leverage Knowledge of Radiology Practice. The Company believes that its expertise in the practice of radiology gives it a competitive advantage in the marketplace where radiologists exert significant influence on the purchasing decision for PACS and teleradiology systems. The Company has worked extensively with radiologists and other clinicians for more than a decade in developing its systems. In addition, the Company's Chief Technical Officer was a practicing radiologist for several years prior to founding ICON Medical Systems, Inc. Based on its insights into the workflow processes of radiology departments, the Company's systems and software have been designed to enable radiologists and other clinicians to incur minimal training and disruption to established practice patterns. For example, the Company's AutoRad module automatically customizes the order and manner in which images are displayed to meet the individual radiologist's method of practice.

     Leverage OEM Relationships. Strategic OEM relationships enable the Company to access a significant number of large accounts, utilize technical knowledge of the OEMs' product offerings to optimize the Company's own systems, allocate its product development resources most effectively, and facilitate entrance to international markets. The Company has established OEM relationships with leading suppliers of imaging and information systems to the healthcare industry, including 3M, Toshiba, Lucent, Hewlett-Packard, Sterling, General Electric and Kodak. The Company intends to continue to enter into similar OEM relationships with other major medical imaging and healthcare information system vendors in the future.

     Increase Penetration of PACS and Teleradiology Markets. The Company believes that the market for PACS is likely to experience significant growth and that those vendors obtaining early orders for initial system installations may receive significantly larger follow-on orders for further system implementation. The Company has previously invested heavily in research and development in order to accelerate new product development, develop a broad product offering, and maintain its technology leadership in the PACS market. The Company intends to take advantage of its research and development investment, large installed base of teleradiology systems and broad product line to expand its presence in the PACS market and increase its significant share of the teleradiology market.

     Cross-Sell Teleradiology and PACS. The Company believes that it has a significant competitive advantage in selling teleradiology systems to customers using the Company's PACS due to its ability to integrate certain of the Company's teleradiology modules into its PACS. The Company also believes that its position as a leading vendor of teleradiology systems with a large installed base of approximately 1,300 customers increases access to potential PACS customers. In addition, the familiarity of both the radiology department and the healthcare institutions' MIS department with the Company's product offerings increases the likelihood of a successful system sale, as most of the Company's PACS competitors do not offer their own teleradiology systems.

PRODUCTS

     CEMAX-ICON's medical image information systems are primarily software-based and consist of the following modules: (i) input modules enable the Company's medical image information system to digitally acquire images from virtually all commercially available imaging modalities including x-rays, CT, MRI, computed radiology, ultrasound, and nuclear medicine; (ii) distribution and storage modules route medical images throughout the network and save images for immediate retrieval and long-term storage; (iii) display modules display, process or print medical images supporting a wide range of clinical needs and applications ranging from centralized diagnostic reading to remote clinical review; and (iv) hardware products allow costly and specialized medical-imaging specific functions to be performed on cost-effective PC platforms.

     The following chart summarizes the various software modules comprising the Company's systems:

                   [INSERT DISTRIBUTION AND STORAGE GRAPHIC]

  Input Modules

     CEMAX-ICON's family of input modules enables the Company's medical image information systems to interface with virtually all commercially available medical imaging modalities. Each of these modules acquires medical images and associated patient and study information from the imaging devices in digitized format and distributes them to the network in compliance with the emerging industry-standard communications protocol for an open network, DICOM (Digital Image Communications in Medicine). The Company has developed approximately 125 ScanLink interfaces.

     DICOM ScanLinks are platform-independent software modules which interface with DICOM-compliant image acquisition devices to support sending, querying, receiving and printing images and study information. DICOM ScanLinks incorporate CEMAX-ICON's compression technology which allows transmission over low bandwidth connections such as telephone lines.

     Legacy ScanLinks interface with virtually all existing CT and MRI scanners which utilize a proprietary network protocol. Legacy ScanLinks are a differentiating technology for CEMAX-ICON because most vendors do not have access to the proprietary information necessary to develop interfaces for devices other than their own. The Company has been able to obtain protocol specifications from the majority of CT and MRI scanner vendors due to its many and longstanding OEM relationships.

     Printer ScanLinks interface with many medical scanners which output images to commercial medical film printers but which are not designed to interface with any network, whether proprietary or DICOM-compliant. Printer ScanLinks emulate the interface on these scanners to digitally send images to an open network. For teleradiology applications, up to four scanners may share a centralized Printer ScanLink by performing remote image acquisition using up to four Technologist Keypads described below.

     Digitizer ScanLinks digitize and route film-based medical images to an open network. Digitizer ScanLinks support virtually all medical film digitizers. Digitizer ScanLink software provides full control over the image digitization process including selection of image resolution, image grayscale, image orientation, default window/level setting and region of interest. The software also supports a quality-assurance function allowing technologists to review the scanned image and make corrections prior to saving it.

     CR ScanLinks interface with virtually all computed radiography devices, allowing x-ray images to be directly input and accessible on an open network without ever having been filmed. CR ScanLinks automatically receive images from computed radiography devices, extract patient, study and image information from the proprietary file format and apply proprietary image processing as specified by parameters in the image file, for routing to other DICOM-compliant devices.

Distribution and Storage Modules

     CEMAX-ICON'S distribution and storage modules route digital images from the Company's input modules throughout an open network and save images for immediate and long-term storage and retrieval.

     Image Server is a distributed image database which allows users to access specific images regardless of where the images are stored or the users are located. The Image Server is integrated with Clinical View, Diagnostic View, VIP and Network Film Server modules as described below. Image Server may be integrated with the Company's display modules as well as with any DICOM-compliant devices. The distributed scalable nature of the database provides maximum availability of information in the unlikely event any one or more servers on an open network fail.

     ImageCom provides the ability to send, receive, retrieve and track medical imaging studies to and from remote locations. This module supports optimized compression for transmission over low bandwidth connections as well as transmission over a range of wide area connections including telephone lines, ISDN, Frame Relay and T1. ImageCom provides fail-safe telecommunications allowing it to run in an unattended mode and resume transmission automatically after an interruption.

     Network Film Server transmits images from Clinical View, Diagnostic View or VIP to virtually all medical film printers, including those produced by 3M, Agfa-Gevaert N.V., E.I. DuPont Nemours & Co., Fuji Photo Film Co., Ltd., Kodak and Konica Corporation.

     Archive Manager 1.0 provides the ability to store images to removable tape cartridges for later retrieval and to manage the tapes as a large shelf library. Archive Manager 1.0 is expected to be superseded by Archive Manager 2.0.

     Archive Manager 2.0, currently under development, is a scalable rules-based medical image information warehouse that automatically stores, retrieves and distributes medical images. Archive Manager 2.0 is a distributed object-oriented DICOM-compliant database that supports the reliability and volume demands of PACS and health care information systems environments. Archive Manager 2.0 offers capabilities ranging from routine queries to complex data mining, supporting utilization review and research applications. Its sophisticated hierarchical storage management capability allows it to automatically migrate images between rapid on-line storage and lower cost jukebox media. The module supports medical-optimized compressions allowing medical facilities to specify that archived studies be compressed in order to lower storage costs and expand system capacity.

Display Modules

     CEMAX-ICON's display modules enable the Company's medical image information system to support a wide range of clinical needs and applications ranging from remote clinical review to centralized diagnostic reading. Each of these modules allows the user to access and display specific medical images and associated patient and study information from the Company's distribution and storage systems.

     Clinical View is a Unix-based software module designed for use by clinical staff to display and review patients' current and historical medical images from an open network, regardless of where the images are stored or the users are physically located. Clinical View is DICOM-compliant, presents images at medium resolution (1,500 lines) on one or two monitors and provides a simple intuitive user interface which allows clinicians to perform basic image manipulation and enhancement.

     Diagnostic View is a Unix-based software module designed for use by radiologists for diagnostic reading of medical images from an open network, regardless of where the images are stored or the users are physically located. Diagnostic View is DICOM-compliant, presents images at high-resolution (2,000 lines) on one or two monitors, and provides access to powerful image manipulation, enhancement and printing functions.

          VIP is a Unix-based software module designed for use by radiologists whose practice requires three dimensional ("3D") reconstruction and visualization capability. VIP receives two dimensional CT and MRI images and renders these as 3D images which may be viewed and manipulated electronically. User definable protocols provide a powerful tool to automate complex image processing and presentation functions. Additional features include real-time monitoring of scan progress, real-time multi-planar reconstruction, interactive tissue classification and disarticulation and creation of spinal and dental clinical protocol packages.

          RadAccess is a Macintosh-based software display module for less demanding imaging requirements. CEMAX-ICON's PCI display controllers enable medium resolution (1,500 line) display capability on one or two monitors. RadAccess provides a simple intuitive user interface which allows clinicians to navigate the available current and historical images and to perform basic image manipulation and enhancement.

          TeleMax Display software is designed for use by radiologists and clinical staff at home or office using their existing Windows 95 based or Macintosh personal computers. Telemax works in conjunction with ImageCom software which transfers medical images over telephone lines or ISDN. TeleMax allows users to create predefined or custom annotated illustrated reports which may be printed or faxed to referring physicians. TeleMax software presents images at conventional PC resolution (500-1,000 lines) on a single monitor and provides image viewing and manipulation functions.

          AutoRad, currently under development, is a DICOM-compliant primary diagnostic reading module which optimizes radiologists' clinical productivity and enhances communications of images and results with clinical staff. The Company currently has 12 AutoRad clinical Beta sites, ranging in scale from a freestanding imaging center to a teaching hospital. AutoRad enables healthcare institutions to transition from film-based to filmless reading of medical images. AutoRad displays medical images on as many as four high-resolution monitors (2,500 lines) using CEMAX-ICON developed graphics-accelerated PCI display controllers. It allows multiple image files to be accessed and compared simultaneously, providing the capability to view electronically high volumes of medical images faster than with film. By automatically sorting and arranging current and historical studies in accordance with each radiologist's preference, AutoRad significantly increases the efficiency of interpretation. AutoRad allows radiologists to annotate selected images with text notes and to incorporate them into illustrated reports which may be printed or faxed to referring clinicians.

Hardware Products

     The Company designs hardware products to enable its software to implement fully functional image information networks on cost-effective industry standard hardware. The Company's hardware products use industry standard PCI interfaces for maximum performance and compatibility with existing PC platforms.

          PCI Display Controller allows standard PCs to display high resolution images on medical monitors up to a resolution of 2,500 x 2,000 lines. To the Company's knowledge, PCI Display Controller is the only commercially available controller at this resolution to drive up to two monitors from each controller card, allowing a typical PC system to drive up to eight monitors.

          PCI Analog and Digital Printer Interfaces acquire images from proprietary medical scanners not designed to support a network connection. An advanced switching capability allows the operator to select among three modes without reconfiguring the system: (i) print to the network; (ii) print to the film printer; and (iii) print to both the network and the film printer. This allows the users to transition to a filmless environment and still have back-up use of the printer in the event of network failure.

          Technologist Keypad is an LCD-based controller which allows technologists to monitor and control image input and routing in conjunction with the PCI Analog and Digital Printer Interfaces described above. This product provides barcode input capability which eliminates the requirement for manual entry of patient and study demographics.

          Remote Workstation allows up to four remote users to have full keyboard, mouse and monitor control over a shared central teleradiology acquisition system. This product reduces cost in teleradiology applications by eliminating the need to install a dedicated input computer for each remote monitor.

          LaserLink connects to the printer port on commercially available medical film printers and allows users to print electronic medical images to a medical film printer from any station on the network. This controller emulates the digital printer interface found on current generation CT and MRI scanners. It supports virtually all of the commercially available printing protocols.

TECHNOLOGY

     CEMAX-ICON's software is developed using object-oriented design methodology and leading commercial C/C++ compilers. The Company's core technologies have been developed using an open, platform-independent architecture. Communications modules are compliant with industry standard DICOM 3.0, TCP/IP and HL-7. Archive modules under development utilize a commercially available distributed object-oriented database.

     The Company's systems operate on a wide range of platforms including SUN Sparc / Sparcstation work stations under Unix, Pentium PC's under Windows 95 and NT, and Macintosh computers under MacOS 7.5. The Company is in the process of porting key modules to HP Unix and NT computers. Acquisition and display hardware products are based on PCI interfaces and support industry-standard drivers for Windows 95, NT and Macintosh.

     All CEMAX-ICON systems are designed and developed according to product development procedures reviewed by the FDA and stringent quality assurance procedures which meet or exceed FDA Good Manufacturing Practices.

MARKETING AND SALES

     The primary market for the Company's systems includes hospitals, outpatient facilities and IDNs. The Company currently sells its products directly through its own sales organization and indirectly through OEMs, including 3M, Toshiba, Lucent, Sterling, General Electric and Kodak, and six distributors. The use of OEMs and distributors allows the Company to leverage its sales force and to penetrate accounts which have strong customer loyalty to the OEM. The Company is committed to expanding its market presence by expanding its direct sales force to market directly to healthcare providers and through pursuing additional OEM and distributor relationships.

     The Company's OEM relationships often consist of multi-year distribution agreements providing the OEMs with the right to acquire the Company's systems at a discount and to offer such systems to third parties under private labels. The Company's distributor relationships consist of multi-year agreements providing the distributors with the right to purchase the Company's systems at a discount for resale. When working with an OEM or distributor, the Company's sales people work as a complementary extension of their sales team. Further revenue growth depends, in part, on the Company's ability to successfully maintain and expand OEM and distributor relationships and rapidly grow its direct sales force.

     CEMAX-ICON has entered into an international distribution agreement with 3M in addition to its domestic OEM arrangement. This distribution agreement provides 3M with exclusive sales rights to jointly label the Company's products for sale in Europe through the 3M sales force and calls for minimum quarterly purchase commitments by 3M. Other OEMs and distributors can sell private label CEMAX-ICON products in Europe.

     In November 1995, the Company, Hewlett-Packard and 3M jointly announced a cooperative effort to distribute Archive Manager 2.0 using Hewlett-Packard hardware, 3M media and CEMAX-ICON software. This relationship is designed to provide customers with simplified purchasing and lower costs associated with combining the three companies' products to assemble a solution. The companies expect to benefit through development of new channels of distribution.

     The Company currently sells its products directly through seven representatives located in Charlotte, Chicago, Kansas City, New Haven, San Antonio and San Francisco with marketing, sales and technical support provided through the Company's headquarters in Fremont, California.

     The Company's marketing department is comprised of technical personnel experienced in network analysis, product management, target marketing, competitive analysis, sales support, quoting, proposals and advertising. The Company supports these efforts by publishing articles, presenting or sponsoring talks at professional meetings, assuming leadership positions in professional organizations, participating in trade shows, advertising in trade magazines and issuing frequent announcements to the trade press. Prospective clients are identified through the marketing programs of the Company's OEMs and distributors, as well as the Company's own direct mail and telemarketing efforts.

     The Company's success is dependent on the success of its marketing and distribution strategy which involves, to a significant degree, reliance on the Company's OEMs to sell the Company's software modules as a component of the systems being marketed by such OEMs. The Company's OEM agreements are subject to cancellation by the OEMs under certain circumstances. Kodak, one of the Company's OEMs, has alleged that the Company is in breach of its obligations under the OEM agreement with Kodak. The Company is currently in negotiations with Kodak with regard to an amendment of such OEM agreement to attempt to resolve the dispute. Payments received from Kodak pursuant to this agreement accounted for 12% of the Company's total revenues in the three months ended March 31, 1996. If the Company's current or future OEMs elect to terminate their agreements with the Company or elect not to include the Company's software modules as components in their systems or are unsuccessful in achieving significant sales of those systems, the Company's business would be materially and adversely affected. In addition, a significant portion of the Company's total revenues are derived from a small number of customers. In the years ended December 31, 1994 and 1995 Toshiba accounted for more than 10% of total revenues and in the three months ended March 31, 1996, 3M, Toshiba, and Kodak each accounted for more than 10% of total revenues and in the aggregate accounted for 53% of total revenues. The Company expects to continue to depend upon its principal customers for a significant portion of its revenues, although there can be no assurance that the Company's principal customers will continue to purchase systems and services from the Company at current levels, if at all. The loss of one or more major customers or a change in their buying pattern could have a material adverse effect on the Company's business and results of operations. Recruiting and retaining qualified sales, customer service and technical personnel will also be critical to the Company's success. There can be no assurance that the Company will be successful in attracting and retaining skilled technical personnel who generally are in high demand in the Company's geographic area. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business.

CUSTOMERS AND SIGNED SALES CONTRACTS

     The Company's customers include healthcare providers located throughout the United States, Europe and Japan. As of March 31, 1996, the Company had over 1,500 end-user customers. The Company believes that the installed customer base of its OEMs and distributors also represents a significant opportunity to market and sell its systems and services.

     The decision by a healthcare provider to replace or substantially upgrade its image information systems typically involves a major commitment of capital and an extended review and approval process. Accordingly, the sales and delivery cycle for the Company's system is typically two to 12 months from initial contact to delivery and acceptance. The time required from initial contact to contract execution is typically one to six months. During these periods, the Company may expend substantial time, effort and funds preparing a contract proposal and negotiating the contract. Any significant or ongoing failure to identify appropriate potential customers, to achieve signed contracts, to successfully complete products under development, and to obtain customer acceptance after expending time, effort and funds could have a material adverse effect on the Company's business, financial condition and results of operations.

     At March 31, 1996, the Company had approximately $8.8 million of signed sales contracts for systems and services which had not yet been delivered but are scheduled for delivery within the next twelve months, including products under development. The Company adjusts the timing of an installation, which typically requires one to six months to complete, to accommodate customers' needs, and the Company cannot accurately predict the time it will take to complete products under development. Consequently, the Company cannot accurately predict the amount of revenue it expects to achieve in any particular period. A termination or installation delay of one or more contracts, or the failure of the Company to procure additional contracts, could have a material adverse effect on the Company's business.

     The Company's direct customers include the following purchasers of PACS systems having a sales price of over $400,000:
           Bowman Gray School of Medicine, Winston-Salem, NC
           Charlotte-Mecklenburg Hospital Authority, Charlotte, NC
           Northwest Texas Hospital, Amarillo, TX
           Ochsner Clinic, New Orleans, LA
           Saint Francis Hospital, Tulsa, OK
           Saint Vincent Medical Center, Toledo, OH
           Slagelse Central Hospital, West-Zealand County, Denmark
           Stanford Health Services, Stanford, CA (1)
           University of Iowa, Iowa City, IO
           University of North Carolina Medical Center, Chapel Hill, NC
           Turku University Central Hospital, Turku, Finland
           Veteran's Administration Medical Center Oklahoma, Oklahoma City, OK Virginia Mason Medical Center, Seattle, WA
- ---------------
(1) System scheduled for installation in July 1996.

CUSTOMER SUPPORT

     The Company currently intends to continue to invest in the customer service area by increasing headcount, build infrastructure (including a state-of-the-art customer call handling service management system and diagnostic service and installation tools), and develop and implement training programs for its internal staff, customers, OEMs and distributors. Customer Support is provided either directly from CEMAX-ICON by on-site staff visits, technical support by phone or direct log onto the system via modem, or through the Company's OEM relationships.

MANUFACTURING

     The Company's manufacturing activities consist primarily of assembling and testing components and subassemblies acquired from qualified vendors, and subsequently integrating the appropriate application software programs. The Company operates under the FDA Good Manufacturing Practices guidelines and is a registered medical device manufacturer. The Company has recently undertaken efforts to comply with the ISO 9000 class of standards.

     The Company purchases industry-standard parts and components for the assembly of its products, generally from multiple vendors. The Company generally maintains good relationships with its vendors and, to date, has not experienced any material supply problems.

COMPETITION

     Competition in the market for the Company's systems is intense. A large number of companies offer teleradiology systems which are competitive with those of the Company. Many of the Company's competitors are larger and more established and have substantially more financial, technical, research and development and marketing resources than the Company. Several large multi-national corporations, including Philips, Agfa and Siemens, offer competitive products in the PACS market. Other large corporations have the technical and financial ability to design and market competitive products, and some of them have produced and marketed such products in the past. There can be no assurance that such large potential competitors will not elect to reenter the market for the Company's systems, which could have a material adverse effect on the Company's ability to sell its products. In the past, certain competitors have from time to time offered PACS for sale at substantial discounts to prevailing prices or offered PACS to customers at no additional charge in connection with the sale of complementary systems, which has had and could have a material adverse effect on the Company's ability to sell its systems.

     The Company's ability to compete successfully in the sale of its systems will depend in large part upon its ability to implement successfully its strategy of selling systems as a total solution as well as its ability to attract new customers, sell new systems, deliver and support system enhancements to its existing customers and respond effectively to continuing technological change by developing new systems. There can be no assurance that the Company will be able to compete successfully in the future, nor that future competition for product sales will not have a material adverse effect on the business, results of operations and financial condition of the Company.

     CEMAX-ICON believes that the principal competitive factors in its market are customer recommendations and references, company reputation, system reliability, system features (including ease of use), technological advancements, breadth of product line, customer service and support, the effectiveness of marketing and sales efforts, product price and performance. In addition, CEMAX-ICON believes that the speed with which companies in its market can anticipate the evolving healthcare industry structure an identify unmet needs are important competitive factors. There can be no assurance that the Company will be able to compete successfully in the future against existing or potential competitors.

PATENTS AND INTELLECTUAL PROPERTY

     The Company generally does not rely on patent protection with respect to its products. Instead, the Company relies on a combination of copyright and trade secret law, employee and third-party nondisclosure agreements, and other protective measures to protect intellectual property rights pertaining to its systems and technology. There can be no assurance, however, that applicable copyright or trade secret law or these agreements will provide meaningful protection of the Company's copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that the Company will be able to protect its intellectual property successfully.

     The Company's systems and technology incorporate subject matter that the Company believes is in the public domain or that it otherwise has the right to use. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against the Company with respect to its products or technology or other matters. There may be third-party patents, copyrights and other intellectual property relevant to the Company's systems and technology which are not known to the Company. Although no third party has asserted that the Company is infringing such third party's patent rights, copyrights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that the Company would prevail in any such litigation, or that the Company would be able to obtain any necessary licenses on reasonable terms if at all. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time-consuming and expensive to defend or prosecute and to resolve.

GOVERNMENT REGULATION

     The manufacturing and marketing of the Company's systems are subject to extensive government regulation as medical devices in the United States by the FDA and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. The Company believes that its success depends upon commercial sales of improved versions of its systems, certain of which cannot be marketed in the United States and other regulated markets unless and until the Company obtains clearance or approval from the FDA and its foreign counterparts.

     The FDA requires that a manufacturer seeking to market a new medical device or an existing medical device for a new indication obtain either a premarket notification clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act or the approval of a premarket approval application under this Act ("PMA") prior to the introduction of such product into the market. Material changes to existing medical devices are also subject to FDA review and clearance or approval prior to commercialization in the United States. The Company is currently relying on the Section 510(k) premarket notification method to obtain governmental clearance ("510(k) clearance") to market its medical devices in the United States. Although it is believed to be a shorter, less costly regulatory plan than the process to obtain a PMA, the process of obtaining a 510(k) clearance generally requires supporting data, which can be extensive and extend the regulatory review process for a considerable length of time. All models of the Company's systems that are commercially available have received 510(k) clearance by the FDA. In addition, the Company recently received 510(k) clearance for Archive Manager 2.0 and for its DICOM and AutoRad modules currently under development. There can be no assurance that 510(k) clearance for any future product or modifications of existing products will be granted by the FDA within a reasonable time frame, if at all. Furthermore, the FDA may require that a request for 510(k) clearance be supported by data from clinical trials demonstrating substantial equivalence and the safety and effectiveness of the device, which may prolong the Section 510(k) notification review period for a particular device or may result in a finding that the product is not substantially equivalent, so that a full PMA could be required.

     Failure to comply with applicable regulatory requirements could result, among other things, in warning letters, seizures of products, total or partial suspension of production, refusal of the government to grant market clearance or pre-market approval, withdrawal of approvals or criminal prosecution.

     The Company is also required to register as a medical device manufacturer with the FDA and the Food and Drug Branch of the California Department of Health Services ("CDHS"). The Company will be inspected on a routine basis by both the FDA and CDHS for compliance with the FDA's Good Manufacturing Practices and other applicable regulations.

     The Company is also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

     Sales of the Company's systems outside the United States are subject to foreign regulatory requirements that vary from country to country. Additional approvals from foreign regulatory authorities may be required, and there can be no assurance that the Company will be able to obtain foreign marketing approvals on a timely basis or at all, or that it will not be required to incur significant costs in obtaining or maintaining its foreign regulatory approvals. In Europe, the Company will be required to obtain the certificates necessary to enable the CE Mark, an international symbol of adherence to quality assurance standards and compliance with applicable European Union Medical Device Directives, to be affixed to the Company's systems for sales in member countries. Failure to obtain such certifications, any necessary foreign regulatory approvals or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on the Company's business, financial condition and results of operations.

THIRD-PARTY REIMBURSEMENT

     Third-party payors, such as governmental programs and private insurance plans, can indirectly affect the pricing or the relative attractiveness of the Company's systems by regulating the maximum amount of reimbursement that they will provide for the acquisition, storage and interpretations of medical images. In recent years, healthcare costs have risen substantially, and third-party payors have come under increasing pressure to reduce such costs. In this regard, extensive studies undertaken by the federal government, even though not successfully translated into regulatory action, have stimulated widespread analysis and reactions in the private sector focused on healthcare cost reductions, which may involve reductions in reimbursement rates in radiology. A decrease in the reimbursement amounts for radiological procedure may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. As a result, adoption of teleradiology and PACS may slow as capital investment budgets are reduced, and the demand for the Company's systems could be significantly reduced.

PRODUCT LIABILITY AND INSURANCE

     The manufacture and sale of medical image information systems entail significant risk of product liability claims. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the sale of the Company's systems. In addition, the Company may require increased product liability coverage as additional systems are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     As of March 31, 1996, the Company had 107 full-time employees, including 34 employees in research and development, 43 in quality, service and support, 19 in sales and marketing and support activities and 10 in general administration and finance. One employee resides in Europe performing sales and technical customer support roles. The Company also relies on several part-time employees and consultants. None of the Company's employees is represented by a collective bargaining agreement nor has the Company experienced a work stoppage. Management believes that the Company's relationship with its employees is good.

FACILITIES

     The Company's principal facilities are located in Fremont, California, in an approximately 26,000 square foot facility leased through December 1998. The Company anticipates that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The directors, executive officers and key employees of the Company and their ages as of March 31, 1996 are as follows:

                NAME                  AGE                        POSITION
- ------------------------------------  ---   ---------------------------------------------------
Terry Ross..........................  48    President, Chief Executive Officer and Director
Jeremy B. Rubin, M.D................  40    Vice President, Chief Technical Officer and Vice
                                            Chairman
Gregory C. Patti....................  40    Chief Financial Officer, Vice President, Finance
                                            and Operations
Oran E. Muduroglu...................  34    Vice President, Sales and Marketing
Jean-Luc Chatelain..................  37    Vice President, Engineering
Grady Floyd.........................  33    Vice President, Quality and Service
David N. White, M.D.(1).............  47    Chairman of the Board
Reid W. Dennis(1)...................  70    Director
Philip E. McCarthy(2)...............  59    Director
M. David Titus(2)...................  39    Director

- ---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

     Terry Ross has served as President, Chief Executive Officer and Director of the Company since June 1989. Mr. Ross also served as Chief Financial Officer from October 1989 to June 1994 and as Vice President of Sales and Marketing from December 1987 to June 1989. Prior to joining the Company, Mr. Ross was Vice President of Sales and Marketing for Imatron, Inc. and held executive sales positions at Picker International, Inc. and ADAC Laboratories, Inc., all of which are medical imaging companies. Mr. Ross is currently a member of the Board of Directors of Imatron, Inc.

     Jeremy B. Rubin, M.D. joined the Company as Vice Chairman of the Board, Vice President and Chief Technical Officer in June 1995. From November 1989 until he joined the Company, Dr. Rubin served as President and Chief Executive Officer of ICON Medical Systems, Inc., a teleradiology company which was merged with Cemax, Inc. in June 1995. Prior to 1989, Dr. Rubin practiced clinical radiology for several years at Good Samaritan Hospital in San Jose, California.

     Gregory C. Patti has served as Chief Financial Officer of the Company since May 1994 and as Vice President, Finance and Operations since June 1995. From November 1989 until he joined the Company in May 1994, Mr. Patti served as Corporate Controller for Supermac Technology, Inc., a computer digital video product manufacturer. Prior to that time, Mr. Patti served in senior financial positions with a network software company and a computer workstation company and was a practicing CPA with Price Waterhouse.

     Oran E. Muduroglu joined the Company as Vice President of Sales and Marketing in January 1992. From April 1989 until he joined the Company, Mr. Muduroglu was a Product Manager of Toshiba America Medical Systems, Inc., a medical imaging company. Prior to that, Mr. Muduroglu co-founded Voxel, Inc., a company which developed holographic visualization technology for medical imaging.

     Jean-Luc Chatelain joined the Company as Director of Engineering in May 1994 and became Vice President of Engineering in February 1995. From August 1992 to April 1994, Mr. Chatelain was a Director of Marketing for ADAC Laboratories, Inc., a medical imaging company. From August 1986 to August 1992, Mr. Chatelain was Director of Engineering for Dynamic Digital Design, Inc., a medical imaging company.

     Grady Floyd joined the Company as Director of Engineering in April 1995 and became Vice President of Service and Quality Assurance in December 1995. From November 1993 until he joined the Company, Mr. Floyd served as Engineering Manager for ADAC Laboratories, Inc., a medical imaging company. From

March 1988 to July 1993, he served as Research and Development Manager of 3D Systems, Inc., an industrial and medical imaging company.

     David N. White, M.D. founded the Company in 1982 and has served as the Chairman of the Board since its inception. Dr. White has been a practicing reconstructive surgeon with the Palo Alto Medical Foundation since 1983.

     Reid W. Dennis has served as a director of the Company since June 1986. Mr. Dennis is a general partner of Institutional Venture Management, the general partner of Institutional Venture Partners, a venture capital investment firm which he founded in 1974. Mr. Dennis is a Director of Collagen Corporation, a biotechnology company.

     M. David Titus has served as a director of the Company since August 1989. Mr. Titus also serves as Managing Director of Coronado Capital, a venture capital investment firm which he founded in January 1993. From May 1986 through December 1992 he held several positions, including general partner, with Technology Funding, Inc., a venture capital investment firm. Mr. Titus is a director of Shaman Pharmaceuticals, Inc., a biopharmaceutical company.

     Philip E. McCarthy has served as a director the Company since December 1994. Mr. McCarthy has served as Managing Director of MBW Management, a venture capital investment firm, since 1984.

BOARD COMPOSITION

     The Company's Bylaws provide for a Board of Directors consisting of seven members. The Company's Board of Directors currently has six members and one board seat is currently vacant. In accordance with the terms of the Company's Certificate of Incorporation, the terms of office of the Board of Directors is divided into three classes, Class I, whose term will expire at the annual meeting of stockholders to be held in 1997, Class II, whose term will expire at the annual meeting of stockholders to be held in 1998, and Class III, whose term will expire at the annual meeting of stockholders to be held in 1999. The Class I directors are Philip E. McCarthy and Terry Ross, the Class II directors are David N. White, M.D., and Reid W. Dennis, and the Class III directors are Jeremy
B. Rubin, M.D. and M. David Titus. After each such election, the directors in each class will then serve in succeeding terms of three years until their successors are duly elected and qualified. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Company's Certificate of Incorporation provides that holders of 66 2/3% of the Common Stock must vote to approve the removal of a director without cause.

     There are no family relationships among any of the directors, officers or key employees of the Company.

BOARD COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, currently comprised of Philip E. McCarthy and M. David Titus, reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent accountants. The Compensation Committee, currently comprised of Reid W. Dennis and David N. White, M.D., reviews and recommends to the Board the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees. The Compensation Committee also recommends to the Board the issuance of stock options and other awards under the Company's stock plans.

DIRECTOR COMPENSATION

     Directors do not currently receive any cash compensation from the Company for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. David N. White, M.D., Chairman of the Board of the Company, received the amount of $24,000 during 1995 for consulting services rendered to the Company. In addition, during 1995

Dr. White was granted options to purchase an aggregate of 7,659 shares of Common Stock under the Company's 1986 Amended Incentive Stock Plan at an exercise price of $1.41 per share. Such options vest over four years based upon continued service to the Company and have a ten year term.

     The Company's 1996 Director Option Plan provides that options shall be granted to non-employee directors of the Company pursuant to an automatic non-discretionary grant mechanism. Each of the current non-employee directors, Reid W. Dennis, Philip E. McCarthy, M. David Titus and David N. White, will automatically be granted an option to purchase 5,000 shares of the Company's Common Stock as of the effective date of this offering and 2,500 shares annually thereafter on the date of each annual meeting of the stockholders following the effective date of this offering, at an exercise price equal to the fair market value on the date of grant. Such options vest over four years from the date of grant based upon continued service as a director. See "Executive
Compensation -- 1996 Director Option Plan."

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation awarded or paid by the Company during the fiscal year ended December 31, 1995 to its Chief Executive Officer and its other four most highly compensated executive officers during the fiscal year ended December 31, 1995 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        ------------
                                                                ANNUAL COMPENSATION      SECURITIES
                                                              -----------------------    UNDERLYING
                NAME AND PRINCIPAL POSITION                   SALARY($)(1)   BONUS($)    OPTIONS(#)
- ------------------------------------------------------------  ------------   --------   ------------
Terry Ross..................................................    $180,624     $75,000        85,106
  President and Chief Executive Officer
Oran E. Muduroglu...........................................     140,000      27,000        42,553
  Vice President, Sales and Marketing
Gregory C. Patti............................................     128,000      25,000        21,277
  Chief Financial Officer, Vice President,
     Finance and Operations
Jeremy B. Rubin, M.D........................................     150,228           0             0
  Vice President, Chief Technical Officer
Jean-Luc Chatelain..........................................     111,110      20,000        31,915
  Vice President, Engineering

- ---------------
(1) Includes amounts earned but deferred at the election of the executive officer.

STOCK PLANS

     1986 Amended Incentive Stock Plan. In July 1986 the Company adopted the 1986 Amended Incentive Stock Plan (the "1986 Plan") under which an aggregate of 1,276,596 shares of Common Stock have been reserved for issuance upon exercise of options granted to employees, officers and employee-directors of and consultants to the Company. As of March 31, 1996, options to purchase an aggregate of 750,884 shares of Common Stock were outstanding under the 1986 Plan. In June 1996, the Board of Directors determined that no additional options would be granted under the 1986 Plan. The 1986 Plan terminates in July 1996.

     Under the 1986 Plan, in the event of a merger or consolidation involving the Company in which the Company is not the surviving corporation, all options outstanding under the 1986 Plan shall terminate if not previously exercised unless the surviving corporation agrees to either assume such options or to substitute similar options.

     Former ICON Options. In June 1995, Cemax merged with ICON. Pursuant to such merger, outstanding options exercisable for shares of ICON Common Stock became exercisable for conversion into approximately 323,210 shares of the Common Stock of the Company at exercise prices of $1.46 and $7.48 per share (the "Former ICON Options"). As of March 31, 1996, options to purchase an aggregate of 182,761 shares of Common Stock were outstanding under the Former ICON Options.

     1996 Stock Plan. The Company's 1996 Stock Plan (the "1996 Plan") was adopted by the Board of Directors in June 1996 and will be submitted to the stockholders for approval at the Company's 1996 annual stockholders' meeting. A total of 700,000 shares of Common Stock is reserved and remains available for issuance under the 1996 Plan to employees and consultants. The 1996 Plan allows for the grant to employees of incentive stock options, and for the grant to employees and consultants of nonstatutory stock options and stock purchase rights. The 1996 Plan is not qualified under Section 401(a) of the Internal Revenue Code, as amended (the "Code") and is not subject to the Employee Retirement Income Security Act of 1974. Unless sooner terminated by the Board of Directors the 1996 Plan will terminate automatically in June 2006.

     The purpose of the 1996 Plan is to attract and retain the best possible available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business. The 1996 Plan is administered by the Board of Directors of the Company or a committee appointed by the Board.

     The Board of Directors or a committee appointed by the Board in its discretion selects the employees and consultants to whom options and stock purchase rights may be granted, the time or times at which such awards may be exercised (vest), the number of shares subject to each such award, the form of consideration payable upon exercise and the other terms and conditions of such grant. The 1996 Plan provides for a maximum number of 300,000 shares of Common stock for which options or stock purchase rights may be granted to any one participant in any fiscal year; provided that in connection with an employee's initial employment, options or rights to purchase up to an additional 150,000 shares may be granted.

     The exercise price for stock options granted under the 1996 Plan is determined by the Board of Directors of the Company or its committee and may not be less than 100% of the fair market value of the Common Stock on the date such option is granted, except in the case of options granted to 10% shareholders, the exercise price of which may not be less than 110% of such fair market value. Options are not generally transferable by the participant other than by will or the laws of descent or distribution, and are exercisable during the participant's lifetime only by him, or, in the event of death of the participant, by a person who acquires the right to exercise the options by bequest or inheritance by reason of the death of the participant. Options granted under the 1996 Plan generally vest (become exercisable) over a four-year period based upon continued service to the Company and typically expire 30 days after the date of termination of employment. Options granted under the 1996 Plan have a maximum term of ten years from the date of grant; provided that in the case of an option granted to a 10% stockholder, the term of the option may be no longer than five years from the date of grant.

     The 1996 Plan also allows for the grant of stock purchase rights which give the purchaser a period of up to six months from the date of grant to purchase shares of Common Stock. The price to be paid for the shares to be purchased under the 1996 Plan, the form of consideration to be paid for the shares, and the terms of payment are determined by the Board or a committee appointed by the Board. Payment for the shares may be made in installments or at one time, as determined by the Board, and provision may be made by the Board for aiding any eligible person in paying for the shares by promissory note or otherwise.

     The 1996 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the assets or a like transaction involving the Company, each outstanding option or stock purchase right may be assumed or an equivalent option substituted by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted, the holder of such option or stock purchase right shall be entitled to fully exercise the option or stock purchase right including shares not otherwise exercisable.

     1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in June 1996 and will be submitted to the stockholders for approval of the 1996 annual stockholder's meeting. A total of 150,000 shares of Common Stock is reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The Purchase Plan is administered over offering periods of 24 months each, with each offering period divided into four consecutive six-month purchase periods. Unless sooner terminated by the Board of Directors, the Purchase Plan will terminate in June 2006.

     Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors for at least 20 hours per week and are employed by the Company or a subsidiary of the Company designated by the Board for at least five months per calendar year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan. The amount withheld will then be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     In the event of a merger, reorganization, consolidation or liquidation involving the Company in which the Company is not a surviving corporation, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the Purchase Plan, subject to the limitation that no such action may adversely affect any outstanding rights to purchase Common Stock.

     1996 Director Option Plan. The Company's 1996 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in June 1996 and will be submitted to the stockholders for approval at the Company's 1996 annual stockholders' meeting. A total of 100,000 shares of Common Stock is reserved for issuance under the Director Plan. The option grants under the Director Plan shall be automatic and non-discretionary, and the exercise price of the options shall be 100% of the fair market value of the Common Stock on the grant date. The Director Plan provides for the grant of options to purchase 5,000 shares of Common Stock to each non-employee director of the Company upon the effectiveness of this offering and 2,500 shares annually thereafter at each annual meeting of the stockholders following the effective date of this offering, provided such non-employee director has been a non-employee director of the Company for at least six months prior to the date of such annual meeting of the stockholders. Each new non-employee director shall automatically be granted an option to purchase 10,000 shares of Common Stock upon the date such person joins the Board of Directors. Any option granted to a non-employee director shall become exercisable over a four-year period following the date of grant based upon continued service as a member of the Board of Directors. The term of such options is ten years. No option may be transferred by the optionee other than by will or the laws of descent and distribution. Any optionee whose relationship with the Company or any related corporation ceases for any reason may generally exercise options only during a 90-day period following such cessation (unless such options terminate or expire sooner by their terms). Upon a merger or asset sale, all outstanding options under the Director Plan will be assumed or replaced with an equivalent option by the successor corporation. In the event that the successor corporation does not agree to assume the outstanding options or substitute an equivalent option, each outstanding option shall become fully vested and exercisable, including as to shares not otherwise exercisable. The Director Plan will terminate in June 2006, unless sooner terminated by the Board of Directors.

401(K) PLAN

     In 1990, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation up to the annual statutory limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. In June 1996 the Company amended the 401(k) Plan to provide that the Company will match up to 25% of the employee's eligible contributions, up to a maximum of $500. The Company may also make an additional discretionary employer matching contribution to the 401(k) Plan each year to be allocated among the participants based on each participant's total compensation received during the 401(k) Plan year. Contributions made by the employee and the Company are fully vested and are not subject to forfeiture. The trustee under the 401(k) Plan invests the assets of the 401(k) Plan in any of several investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that the contributions by employees will be deductible by the Company when made.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1995 to each of the Named Executive Officers:

                                                                                             POTENTIAL
                                                                                         REALIZABLE VALUE
                                                INDIVIDUAL GRANTS                           AT ASSUMED
                           -----------------------------------------------------------    ANNUAL RATES OF
                                               PERCENTAGE                                   STOCK PRICE
                             NUMBER OF          OF TOTAL                                   APPRECIATION
                             SECURITIES          OPTIONS                                    FOR OPTION
                             UNDERLYING        GRANTED TO       EXERCISE                     TERMS(4)
                              OPTIONS         EMPLOYEES IN        PRICE     EXPIRATION   -----------------
          NAME             GRANTED(#)(1)    FISCAL YEAR(%)(2)   ($/SH)(3)      DATE       5%($)    10%($)
- -------------------------  --------------   -----------------   ---------   ----------   -------   -------
Terry Ross...............       85,106            22.6             1.41     09/21/2005    75,600   190,799
Oran E. Muduroglu........       42,553            11.3             1.41     09/21/2005    37,800    95,400
Gregory C. Patti.........       21,276             5.7             1.41     09/21/2005    18,899    47,699
Jeremy B. Rubin..........           --              --               --             --        --        --
Jean-Luc Chatelain.......       31,914             8.5             1.41     09/21/2005    28,349    71,548

- ---------------
(1) All options are incentive stock options granted pursuant to the 1986 Plan. Options granted become exercisable over a 50 month period following the date of grant based upon continued service to the Company.

(2) Based on an aggregate of 337,340 options granted to employees of the Company in 1995, including the Named Executive Officers.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(4) Options granted terminate on the earlier of 30 days after termination of employment or ten years after date of grant. The potential realizable value is calculated based on an assumed ten year term of the option. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended December 31, 1995 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 1995.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                          SHARES                            OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS AT
                        ACQUIRED ON         VALUE                   1995(#)               DECEMBER 31, 1995($)(1)
         NAME           EXERCISE(#)     REALIZED($)(1)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
- ----------------------  -----------     --------------     -------------------------     -------------------------
Terry Ross............          0                0                5,106/80,000                   45,954/720,000
Gregory C. Patti......      8,510           73,599                1,277/26,383                   11,493/237,447
Oran E. Muduroglu.....          0                0               46,962/51,852                  422,658/466,668
Jeremy B. Rubin.......          0                0                           0                              0/0
Jean-Luc Chatelain....          0                0               11,106/46,341                   99,954/417,069

- ---------------
(1) Value realized and value of unexercised in-the-money options is based on a value of $9.00 per share, the assumed initial public offering price of the Company's Common Stock. Amounts reflected are based on the assumed value minus the exercise price ($0.3525 per share) and do not indicate that the optionee sold such stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the Company or to its stockholders; (ii) for acts of omissions not made in good faith or which involved intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's Certificate of Incorporation provides that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company will be indemnified to the fullest extent permitted by the Delaware Law.

     The Company has entered into indemnification agreements with each of its directors and officers under which the Company has indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of the Company, and the Company maintains directors' and officers' liability insurance.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

EXERCISE OF STOCK OPTIONS; OFFICER LOANS

     In April 1996, Terry Ross, the Company's President and Chief Executive Officer, executed a promissory note payable to the Company in the amount of $120,000 in connection with the exercise of outstanding stock options to purchase 85,106 shares of Common Stock exercised at a price of $1.41 per share. The promissory note is secured by the underlying Common Stock, bears interest at the rate of 5% per year and becomes due and payable on May 31, 1998.

     In October 1995, the Company loaned Terry Ross the sum of $300,000 pursuant to a promissory note bearing interest at the prime rate plus 1%, due and payable on October 31, 1996, secured by a pledge of 185,957 shares of Common Stock owned by Mr. Ross. In June 1996, the Company agreed with Mr. Ross to extend the due date of such promissory note to October 31, 1997.

ACQUISITION OF ICON MEDICAL SYSTEMS, INC.

     In June 1995, Cemax merged with ICON. All issued and outstanding shares of Common Stock of ICON were converted into a total of approximately 1,879,158 shares of Common Stock of the Company. Options exercisable for shares of ICON Common Stock became exercisable for approximately 323,211 shares of Common Stock of the Company. Jeremy B. Rubin, M.D., was the President and CEO of ICON. Pursuant to the merger Dr. Rubin's shares of ICON common stock were converted into approximately 1,743,773 shares of Common Stock of the Company. Similarly, shares of ICON common stock held by Daryl Rubin, the brother of Dr. Rubin, were converted into approximately 20,054 shares of Common Stock of the Company. In connection with the Merger the Company repaid in July 1995 certain loans made to ICON by (i) Jeremy Rubin in the amounts of $95,083 and $34,921, and (ii) Darryl Rubin, the brother of Jeremy Rubin, in the amount of $300,000. Jeremy Rubin currently serves as Vice President, Chief Technical Officer, and Vice Chairman of the Board of Directors of the Company.

3M TRANSACTION

     In June 1995, the Company sold 845,054 shares of its Series A Preferred Stock to 3M, a holder of more than five percent of the Company's voting securities, at a purchase price of approximately $8.23 per share for a total of $6,950,573 and issued to 3M a warrant (the "Warrant") exercisable for 198,837 shares of Common Stock of the Company at an exercise price of $12.93 per share. In May 1996, the Company and 3M agreed to amend the Warrant to reduce the exercise price to $11.47 per share and to provide that the Warrant would be exercisable for 198,837 shares of Series A Preferred Stock. In addition, 3M agreed to exercise the warrant in full prior to September 30, 1996.

     In connection with the sale of the Series A Preferred Stock and the issuance of the Warrant to 3M, the Company and 3M entered into a Sales Agreement having a term of three years providing for the Company to assume service and warranty obligations of 3M with regard to 17 PACS customer sites in exchange for the payment by 3M to the Company of approximately $1.0 million and for 3M to refer customer leads to the Company in exchange for a sales commission payable to 3M based upon the revenue received by the Company from sales to such customers. As of March 31, 1996 less than $50,000 in commissions had been paid to 3M under this Sales Agreement. Pursuant to such agreement the Company purchased approximately $120,000 of certain products from 3M at a purchase price equal to fair market value of such products.

     In November 1994 the Company entered into an OEM Agreement with 3M granting 3M the non-exclusive right to grant licenses to the Company's software modules in connection with the sale of 3M image management systems or otherwise to end-users in exchange for royalties payable to the Company.

PRIVATE PLACEMENT OF SECURITIES

     In October 1994, the Company sold shares of Series D Preferred Stock convertible into 212,786 shares of Common Stock at an effective price of $7.05 per share in exchange for the cancellation of certain existing indebtedness of the Company. The purchasers of the Series D Preferred Shares included entities affiliated with Institutional Venture Partners and with MBW Venture Partners, holders of more than five percent (5%) of the Company's voting securities, who purchased shares of Series D Preferred Stock convertible into 85,751 and 42,117 shares of Common Stock, respectively. All previously outstanding shares of Series D Preferred Stock were converted to shares of Common Stock in June 1995.

     The Company believes that all of the foregoing transactions were in its best interests and were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1996, as adjusted to reflect the sale of the Common Stock being offered hereby (i) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each Named Executive Officer of the Company and (iii) each director of the Company; (iv) all directors and executive officers of the Company as a group.

                                                                                         PERCENTAGE OF
                                                                                            SHARES
                                                                                         BENEFICIALLY
                                                                                           OWNED(2)
                                                                     NUMBER OF        -------------------
                DIRECTORS, EXECUTIVE OFFICERS                   SHARES BENEFICIALLY   PRIOR TO    AFTER
                     AND 5% STOCKHOLDERS                             OWNED(1)         OFFERING   OFFERING
- --------------------------------------------------------------  -------------------   --------   --------
Jeremy B. Rubin, M.D. ........................................       1,743,772          30.3%      20.4%
  Cemax-Icon, Inc.
  47281 Mission Falls Court
  Fremont, CA 94539
Minnesota Mining & Manufacturing Company(3)...................       1,043,891          17.5       11.9
  3M Center
  P.O. Box 33428
  St. Paul, Minnesota 55133
Entities affiliated with Institutional Venture Partners(4)....         826,216          14.3        9.7
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Reid W. Dennis(4).............................................         826,216          14.3        9.7
  Institutional Venture Partners
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, CA 94025
Philip E. McCarthy(5)(7)......................................         482,869           8.4        5.6
  MBW Venture Partners
  365 South Street
  Morristown, NJ 07960
Entities affiliated with MBW Management(5)....................         482,858           8.4        5.6
  365 South Street
  Morristown, NJ 07960
Entities affiliated with Technology Funding Inc.(6) ..........         325,151           5.6        3.8
  2000 Alameda de las Pulgas
  San Mateo, CA 94403
Terry Ross(8).................................................         271,063           4.6        1.0
David N. White, M.D.(9).......................................          87,785           1.4        1.0
Gregory C. Patti(11)..........................................          61,703           1.1          *
Jean-Luc Chatelain(12)........................................          58,241           1.0          *
Oran E. Muduroglu(10).........................................          49,191             *          *
M. David Titus(13)............................................          10,723             *          *
All directors and executive officers as a group (10                  3,625,606          59.4       40.7
  persons)(14)................................................

- ---------------
  * Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined by the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days of the date of this table are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnotes, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.

 (2) Applicable percentage of ownership is based on 5,760,713 shares of Common Stock outstanding prior to this offering and 8,560,713 shares of Common Stock outstanding upon completion of this offering.

 (3) Includes 198,837 shares of Common Stock issued upon exercise of outstanding warrants.

 (4) Includes 12,291 shares held by Institutional Venture Management III, L.P. ("IVMIII"), 808,180 shares held by Institutional Venture Partners III, L.P., and 6,750 shares by Institutional Venture Partners. Reid W. Dennis, a director of the Company, is a general partner of IVP, the general partner of IVMIII and IVPIII.

 (5) Includes 395,935 shares held by MBW Venture Partners, L.P. and 86,913 shares held by Michigan Investment Fund, L.P. Philip E. McCarthy, a director of the Company, is Managing Director of MBW Management, the authorized agent of MBW Venture Partners and Michigan Investment Fund.

 (6) Includes 72,264 shares held by Technology Funding Inc. TTEE Technology Funding Partners I Liquidating Trust, 86,446 shares held by Technology Funding Inc. TTEE Funding Partners II, and 166,441 shares held by Technology Funding Private Reserve, L.P.

 (7) Includes 11 shares held by the Philip E. McCarthy Pension Fund.

 (8) Includes 4,255 shares held by Guarantee & Trust Co. Cdn Terry Ross IRA and 85,106 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

 (9) Includes 87,405 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

(10) Includes 49,191 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

(11) Includes 4,255 shares held by Guarantee & Trust Co. Cdn Gregory C. Patti, and 27,660 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

(12) Includes 57,447 and 794 shares issuable pursuant to options exercisable within 60 days of March 31, 1996 by Mr. Chatelain and his wife, respectively

(13) Includes 4,000 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

(14) Includes 345,646 shares issuable pursuant to options exercisable within 60 days of March 31, 1996.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value ("Preferred Stock").

COMMON STOCK

     As of March 31, 1996, there were 5,760,713 shares of Common Stock issued and outstanding held of record by approximately 300 stockholders.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

     As of March 31, 1996, there were outstanding (i) a warrant to purchase 3,546 shares of Common Stock at an exercise price of $5.88 per share (the "Bank Warrant") and (ii) a warrant, as amended in May 1996, to purchase 198,837 shares of Series A Preferred Stock at an exercise price of $11.47 per share (the "3M Warrant). The Bank Warrant was issued in September 1993 pursuant to the terms of a loan agreement with Silicon Valley Bank and is exercisable at any time before September 23, 1996. The 3M Warrant was issued in June 1995 in connection with a private placement of 845,054 shares of Series A Preferred Stock to 3M and provided for the purchase of 198,837 shares of Common Stock at an exercise price of $12.93 per share prior to June 1997. In May 1996, the 3M Warrant was amended to provide for the purchase of 198,837 shares of Series A Preferred Stock (or Common Stock in the event the Company has undertaken an initial public offering of its securities) at an exercise price of $11.47 per share and 3M agreed to exercise such warrant in full prior to September 30, 1996.

REINCORPORATION IN DELAWARE

     The Company intends to reincorporate in Delaware in connection with the offering. The Company believes that Delaware law provides flexibility and the Delaware courts have particular expertise with matters affecting public companies and their stockholders. Except as otherwise noted, all information in the Prospectus assumes the reincorporation has occurred.

REGISTRATION RIGHTS

     Pursuant to an agreement between the Company and the holders (or their permitted transferees) ("Holders") of approximately 4,237,623 shares of Common Stock, the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company at its expense on not more than two occasions, to file a registration statement under the Securities Act with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, certain of the Holders may require the Company at its expense to register their shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer of the Company or by any person or persons holding shares representing more than 50% of the outstanding capital stock. The Company's Certificate of Incorporation also provides for a classified Board and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. See "Management -- Directors and Executive Officers." These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

     Chemical Mellon Bank has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering and assuming no exercise of outstanding options and no exercise of the Underwriters over-allotment option, the Company will have outstanding 8,560,713 shares of Common Stock. Of these shares, the 2,800,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Affiliates"), which shares will be subject to the resale limitations of Rule 144. The remaining 5,760,713 shares of Common Stock held by existing stockholders (the "Restricted Shares") were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration such as Rules 144, 144(k), or 701 under the Securities Act, which are summarized below.

     In the absence of the restrictions contained in the agreements not to sell described below, approximately 206,179 of these Restricted Shares will be eligible for sale in the public market upon the date of this offering pursuant to Rule 144(k). In the absence of the restrictions contained in the agreements not to sell described below, approximately 147,254 additional Restricted Shares will be eligible for sale beginning 90 days after the date of this offering pursuant to Rule 144 and Rule 701. Holders of approximately 5,391,451 of the Restricted Shares are subject to agreements not to sell or otherwise transfer their shares for a certain period of time following the date of this offering (the "Lock-up Shares"). Of such Lock-up Shares all will become available for sale in the public market 180 days after the date of this offering although 1,066,161 of the Lock-up Shares will still be subject to certain volume and other restrictions on resale under Rule 144 at the expiration of such lock-up period. Volpe, Welty & Company may, in its sole discretion and at any time without notice, release any or all of the holders of the Lock-up Shares from any or all of their obligations under their respective agreements not to sell.

     As of March 31, 1996, there were 1,009,339 shares of Common Stock issuable upon exercise of outstanding options. The Company intends to file registration statements under the Securities Act to register shares of Common Stock reserved for issuance under the Option Plans, the Purchase Plan and the Directors Plan, thus permitting the sale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing. Upon effectiveness of such registration statements, holders of vested options to purchase approximately 601,812 shares will be entitled to exercise such options and immediately sell such shares. Holders of all of these option shares have entered into agreements not to sell any shares of Common Stock received upon exercise of such options for 180 days following the date of this offering. Volpe, Welty & Company, in its sole discretion and at any time without notice, may release any or all of such option holders from any or all of their obligations under their respective agreements not to sell.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an Affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 85,600 shares immediately after this offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-Affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

     Prior to this offering there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. As described herein, only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Volpe, Welty & Company, Punk, Ziegel and Knoell, L.P. and Furman Selz LLC, have severally agreed to purchase from the Company the following respective number of shares of Common
Stock:

                                                                                NUMBER OF
                                       NAME                                      SHARES
    --------------------------------------------------------------------------  ---------
    Volpe, Welty & Company....................................................
    Punk, Ziegel and Knoell, L.P. ............................................
    Furman Selz LLC...........................................................

                                                                                ---------
              Total...........................................................  2,800,000
                                                                                =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and its independent accountants. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow and such dealers may
allow a concession not in excess of $          per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company has granted the Underwriters an option for 30 days after the date of this Prospectus to purchase, at the initial public offering price less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 420,000 additional shares of Common Stock, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 2,800,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotment in connection with the sale of the 2,800,000 shares of Common Stock offered hereby.

     Certain stockholders of the Company, including the executive officers and directors, have agreed that they will not, without the prior written consent of Volpe, Welty & Company, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of the Prospectus. The Company has agreed that it will not, without the prior written consent of Volpe, Welty & Company, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Volpe, Welty & Company, such additional options shall not be exercisable during such period.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover or the preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum Palo Alto, California. As of the date of this Prospectus, attorneys of Wilson Sonsini Goodrich & Rosati beneficially own 163 shares and hold an option to purchase 4,255 shares of Common Stock of the Company.

                                    EXPERTS

     The financial statements and schedule of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"), Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission, at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C., 20549, or at its regional offices located at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048 and copies of all or any part thereof may be obtained from such offices of the Commission, upon payment of certain fees prescribed by the Commission.

                                CEMAX-ICON, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors......................................   F-2
Balance Sheets.........................................................................   F-3
Statements of Operations...............................................................   F-4
Statements of Stockholders' Equity (Net Capital Deficiency)............................   F-5
Statements of Cash Flows...............................................................   F-6
Notes to Financial Statements..........................................................   F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CEMAX-ICON, Inc.

     We have audited the accompanying balance sheets of CEMAX-ICON, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CEMAX-ICON, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Palo Alto, California
March 8, 1996, except for Note 8,
as to which the date is June 13, 1996
- --------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon completion of the 1-for-2.35 reverse stock split and reincorporation in Delaware described in
Note 8 to the financial statements.

Palo Alto, California
June 19, 1996

                                          ERNST & YOUNG LLP

                                CEMAX-ICON, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                        UNAUDITED
                                                                                                        PRO FORMA
                                                                                                      STOCKHOLDERS'
                                                                     DECEMBER 31,                       EQUITY AT
                                                                  -------------------                   MARCH 31,
                                                                    1994       1995                   1996 (NOTE 7)
                                                                  --------   --------    MARCH 31,    -------------
                                                                                           1996
                                                                                        -----------
                                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.....................................  $  2,503   $  1,775    $   1,654
  Accounts receivable, less allowance for doubtful accounts of
     $484, $773 and $803 in 1994, 1995 and 1996, respectively...     1,726      3,510        3,237
  Note receivable -- related party..............................        --        300          300
  Inventories...................................................     1,455      2,005        2,297
  Other current assets..........................................       159        142          125
                                                                  --------   --------     --------
     Total current assets.......................................     5,843      7,732        7,613
Property and equipment, net.....................................     1,140      1,512        1,510
Other assets....................................................        36         35           34
                                                                  --------   --------     --------
                                                                  $  7,019   $  9,279    $   9,157
                                                                  ========   ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
(NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable..............................................  $  1,882   $  2,479    $   2,146
  Accrued compensation..........................................       467        796        1,069
  Other accrued liabilities.....................................       585        699          749
  Sales tax accrual.............................................       600        600          600
  Deferred revenue..............................................     2,001      3,520        3,986
  Long-term debt, current portion...............................       358        211          208
                                                                  --------   --------     --------
     Total current liabilities..................................     5,893      8,305        8,758
Accrued rent....................................................        49         53           --
Long-term debt, less current portion............................       842        551          552
Commitments
Stockholders' equity (net capital deficiency):
  Preferred stock, $0.001 par value: 30,000,000 shares
     authorized, issuable in series: 10,841,508, 1,985,878 and
     1,985,878 shares issued and outstanding at December 31,
     1994, 1995 and March 31, 1996, respectively, all of which
     are convertible; aggregate liquidation preference $7,944 at
     December 31, 1995 (5,000,000 shares authorized, none issued
     and outstanding, pro forma)................................        11          2            2      $      --
  Common stock, $0.001 par value: 50,000,000 shares authorized:
     2,527,914, 4,877,325 and 4,915,659 shares issued and
     outstanding at December 31, 1994, 1995 and March 31, 1996, respectively (50,000,000 shares authorized, 5,760,713
     shares issued and outstanding, pro forma)..................         3          5            5              6
  Additional paid-in capital....................................    24,987     31,974       32,038         32,039
  Note receivable from stockholder..............................        --         --          (42)           (42)
  Deferred compensation.........................................        --        (30)         (57)           (57)
  Accumulated deficit...........................................   (24,766)   (31,581)     (32,099)       (32,099)
                                                                  --------   --------     --------       --------
Total stockholders' equity (net capital deficiency).............       235        370         (153)     $    (153)
                                                                                                         ========
                                                                  --------   --------     --------
                                                                  $  7,019   $  9,279    $   9,157
                                                                  ========   ========     ========

                            See accompanying notes.

                                CEMAX-ICON, INC.

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   THREE MONTHS
                                                                                       ENDED
                                                 YEAR ENDED DECEMBER 31,             MARCH 31,
                                             -------------------------------     -----------------
                                              1993        1994        1995        1995       1996
                                             -------     -------     -------     ------     ------
                                                                                    (UNAUDITED)
Revenues:
  Systems and licensing....................  $10,607     $15,017     $15,059     $4,322     $4,348
  Service and maintenance..................    1,507       1,440       1,971        317        770
                                             -------     -------     -------     ------     ------
       Total revenues......................   12,114      16,457      17,030      4,639      5,118
Costs of revenues:
  Cost of systems and licensing............    5,337       7,165       7,793      1,973      1,703
  Cost of service and maintenance..........      722       1,638       2,719        515        802
                                             -------     -------     -------     ------     ------
       Total cost of revenues..............    6,059       8,803      10,512      2,488      2,505
                                             -------     -------     -------     ------     ------
Gross profit...............................    6,055       7,654       6,518      2,151      2,613
Operating expenses:
  Research and development.................    3,249       4,134       6,501      1,362      1,622
  Sales, general and administrative........    3,947       6,010       6,235      1,513      1,506
  Merger related expense...................       --          --         624         --         --
                                             -------     -------     -------     ------     ------
       Total operating expenses............    7,196      10,144      13,360      2,875      3,128
                                             -------     -------     -------     ------     ------
Loss from operations.......................   (1,141)     (2,490)     (6,842)      (724)      (515)
Interest and other income..................       27          45         142         15         20
Interest and other expense.................      (84)       (133)       (115)       (46)       (23)
                                             -------     -------     -------     ------     ------
Net loss...................................  $(1,198)    $(2,578)    $(6,815)    $ (755)    $ (518)
                                             =======     =======     =======     ======     ======
Pro forma net loss per share...............                          $ (1.22)    $(0.15)    $(0.09)
                                                                     =======     ======     ======
Shares used in computing pro forma net loss
  per share................................                            5,609      4,992      6,038
                                                                     =======     ======     ======

                            See accompanying notes.

                                CEMAX-ICON, INC.

          STATEMENTS OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                           NOTE
                                               PREFERRED STOCK         COMMON STOCK       ADDITIONAL    RECEIVABLE
                                             --------------------   -------------------    PAID-IN         FROM         DEFERRED
                                               SHARES      AMOUNT     SHARES     AMOUNT    CAPITAL     STOCKHOLDER    COMPENSATION
                                             -----------   ------   ----------   ------   ----------   ------------   ------------
Balances at December 31, 1992..............   10,341,460    $ 10     1,836,650    $  2     $ 22,385        $ --           $ --
 Issuance of common stock in conjunction
   with the acquisition of Virtual Imaging
   Inc.....................................           --      --       277,043      --           98          --             --
 Issuance of common stock upon the exercise
   of stock options........................           --      --        82,743      --          603          --             --
 Net loss..................................           --      --            --      --           --          --             --
 Net transactions of Icon during eliminated
   period from December 1, 1993 to December
   31, 1993(2).............................           --      --        25,283      --          188          --             --
                                             -----------     ---    ----------     ---      -------         ---
                                                                                                                            --
Balances at December 31, 1993..............   10,341,460      10     2,221,719       2       23,274          --
                                                                                                                            --
 Issuance of Series D preferred stock in
   June 1994 for cancellation of
   subordinated convertible notes with
   principal of $1,464 and accrued interest
   of $36, net of issuance costs ($9)......      500,048       1            --      --        1,490          --
                                                                                                                            --
 Issuance of common stock for cash and
   conversion of notes payable.............           --      --        20,053      --          150          --
                                                                                                                            --
 Issuance of common stock upon the exercise
   of stock options........................           --      --       286,142       1           73          --
                                                                                                                            --
 Net loss..................................           --      --            --      --           --          --
                                                                                                                            --
                                             -----------     ---    ----------     ---      -------         ---
                                                                                                                            --
Balances at December 31, 1994..............   10,841,508      11     2,527,914       3       24,987          --
                                                                                                                            --
 Conversion of Series A, B, C and D
   preferred stock in June 1995 to common
   stock...................................  (10,841,508)    (11)    2,305,907       2            9          --
                                                                                                                            --
 Issuance of Series A preferred stock in
   June of 1995 for cash investment and
   conversion of bridge note, net of
   issuance costs ($13)....................    1,985,878       2            --      --        6,930          --
                                                                                                                            --
 Issuance of common stock upon the exercise
   of stock options........................           --      --        43,504      --           18          --
                                                                                                                            --
 Deferred compensation related to issuance
   of certain stock options................           --      --            --      --           30          --
                                                                                                                           (30)
 Net loss..................................           --      --            --      --           --          --
                                                                                                                            --
                                             -----------     ---    ----------     ---      -------         ---
                                                                                                                            --
Balances at December 31, 1995..............    1,985,878       2     4,877,325       5       31,974          --
                                                                                                                           (30)
 Issuance of common stock on exercise of
   stock options (unaudited)...............           --      --        38,334      --           35          --
                                                                                                                            --
 Issuance of note receivable from
   stockholder (unaudited).................           --      --            --      --           --         (42)
                                                                                                                            --
 Deferred compensation related to issuance
   of certain stock options (unaudited)....           --      --            --      --           29          --
                                                                                                                           (29)
 Amortization of deferred compensation
   (unaudited).............................           --      --            --      --           --          --
                                                                                                                             2
 Net loss (unaudited)......................           --      --            --      --           --          --
                                                                                                                            --
                                             -----------     ---    ----------     ---      -------         ---
                                                                                                                            --
Balances at March 31, 1996 (unaudited).....    1,985,878    $  2     4,915,659    $  5     $ 32,038        $(42)
                                                                                                                          $(57)
                                             ===========     ===    ==========     ===      =======         ===
                                                                                                                            ==

                                                                TOTAL
                                                            STOCKHOLDERS'
                                                             EQUITY (NET
                                             ACCUMULATED       CAPITAL
                                               DEFICIT       DEFICIENCY)
                                             -----------   ---------------
Balances at December 31, 1992..............   $ (20,880)       $ 1,517
 Issuance of common stock in conjunction
   with the acquisition of Virtual Imaging
   Inc.....................................          --             98
 Issuance of common stock upon the exercise
   of stock options........................          --            603
 Net loss..................................      (1,198)        (1,198)
 Net transactions of Icon during eliminated
   period from December 1, 1993 to December
   31, 1993(2).............................        (110)            78
                                               --------        -------
Balances at December 31, 1993..............     (22,188)         1,098
 Issuance of Series D preferred stock in
   June 1994 for cancellation of
   subordinated convertible notes with
   principal of $1,464 and accrued interest
   of $36, net of issuance costs ($9)......          --          1,491
 Issuance of common stock for cash and
   conversion of notes payable.............          --            150
 Issuance of common stock upon the exercise
   of stock options........................          --             74
 Net loss..................................      (2,578)        (2,578)
                                               --------        -------
Balances at December 31, 1994..............     (24,766)           235
 Conversion of Series A, B, C and D
   preferred stock in June 1995 to common
   stock...................................          --             --
 Issuance of Series A preferred stock in
   June of 1995 for cash investment and
   conversion of bridge note, net of
   issuance costs ($13)....................          --          6,932
 Issuance of common stock upon the exercise
   of stock options........................          --             18
 Deferred compensation related to issuance
   of certain stock options................          --             --
 Net loss..................................      (6,815)        (6,815)
                                               --------        -------
Balances at December 31, 1995..............     (31,581)           370
 Issuance of common stock on exercise of
   stock options (unaudited)...............          --             35
 Issuance of note receivable from
   stockholder (unaudited).................          --            (42)
 Deferred compensation related to issuance
   of certain stock options (unaudited)....          --             --
 Amortization of deferred compensation
   (unaudited).............................          --              2
 Net loss (unaudited)......................        (518)          (518)
                                               --------        -------
Balances at March 31, 1996 (unaudited).....   $ (32,099)       $  (153)
                                               ========        =======

                            See accompanying notes.

                                CEMAX-ICON, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                 THREE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,               MARCH 31,
                                                          ----------------------------------     ------------------
                                                             1993         1994        1995        1995       1996
                                                          ----------     -------     -------     ------     -------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
Net loss................................................   $ (1,198)     $(2,578)    $(6,815)    $ (755)    $ (518 )
  Adjustments to reconcile net loss to net cash used in
     (provided by) operating activities:
     Depreciation and amortization......................        418          761         662        163        186
     Loss on disposal of property and equipment.........         40           --         342         --         --
     Changes in assets and liabilities:
       Accounts receivable..............................       (442)        (429)     (1,784)      (833)       273
       Note receivable-related party....................         --           --        (300)                   --
       Inventories......................................       (344)        (424)       (550)      (270)      (292 )
       Other current assets.............................          7          (74)         17         53         17
       Other assets.....................................         81           (5)          1         --         --
       Accounts payable.................................        189          960         597        371       (333 )
       Accrued compensation.............................         57          215         329         68        273
       Other accrued liabilities........................       (110)       1,086         127        217         50
       Deferred revenue.................................         62        1,277       1,519        239        466
                                                            -------      -------     -------     ------     ------
Net cash used in (provided by) operating activities.....     (1,240)         789      (5,855)      (747)       122
                                                            -------      -------     -------     ------     ------
Cash flows from investing activities:
  Acquisition of property and equipment.................       (682)        (913)     (1,376)      (193)      (182 )
  Proceeds from sale of property and equipment..........          4           --          --         --         --
  Net increase in cash and cash equivalents of ICON for
     the period December 1, 1993 to December 31, 1993...        116           --          --         --         --
                                                            -------      -------     -------     ------     ------
  Net cash used for investing activities................       (562)        (913)     (1,376)      (193)      (182 )
                                                            -------      -------     -------     ------     ------
Cash flows from financing activities:
  Proceeds from long-term debt..........................         --          250         575         --         --
  Repayment of long-term debt...........................        (36)        (206)       (708)      (699)        (5 )
  Proceeds from convertible subordinated notes..........      1,464           --          --         --         --
  Net proceeds from revolving line of credit............         --          232        (314)       751        (49 )
  Proceeds from note payable............................        309          300          --         --         --
  Note receivable to stockholder........................         --           --          --         --        (42 )
  Proceeds from issuance of preferred stock.............         --           --       6,932         --         --
  Proceeds from issuance of common stock................        603           74          18          5         35
                                                            -------      -------     -------     ------     ------
  Net cash provided by (used for) financing
     activities.........................................      2,340          650       6,503         57        (61 )
                                                            -------      -------     -------     ------     ------
  Net increase (decrease) in cash and cash
     equivalents........................................        538          526        (728)      (883)      (121 )
  Cash and cash equivalents at beginning of year........      1,439        1,977       2,503      2,503      1,775
                                                            -------      -------     -------     ------     ------
  Cash and cash equivalents at end of year..............   $  1,977      $ 2,503     $ 1,775     $1,620     $1,654
                                                            -------      -------     -------     ------     ------
Supplemental disclosure of cash flow information:
  Interest paid.........................................   $     24      $    46     $   114     $   49     $   23
                                                            -------      -------     -------     ------     ------
Supplemental schedule of noncash investing activities:
  Property and equipment acquired under capital
     leases.............................................   $     --      $    16     $    --     $   --     $   --
                                                            -------      -------     -------     ------     ------
  Net liabilities assumed in acquisition................         98           --          --         --         --
                                                            -------      -------     -------     ------     ------
  Conversion of subordinated convertible notes and
     accrued interest into Series D preferred stock, net
     of issuance costs..................................         --        1,491          --         --         --
                                                            -------      -------     -------     ------     ------
  Issuance of common stock for conversion of note
     payable............................................         --          150          --         --         --
                                                            -------      -------     -------     ------     ------
  Conversion of Series A, B, C, and D preferred stock
     into common stock..................................         --           --       7,749         --         --
                                                            -------      -------     -------     ------     ------

                            See accompanying notes.

                                CEMAX-ICON, INC.

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION AT MARCH 31, 1996 AND FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND
                              1996 IS UNAUDITED.)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Description of Business

     CEMAX-ICON, Inc. (the "Company") formerly Cemax, Inc. ("Cemax") and ICON Medical Systems, Inc. ("ICON"), designs, manufactures and markets picture archiving and communication systems ("PACS") and teleradiology systems which are used primarily by medical imaging providers and users. The Company's software products provide image management solutions using advanced technology to assist radiology departments reduce operating expenses and improve efficiency. The Company markets its medical imaging software to both Original Equipment Manufacturers ("OEMs") and end users.

     At March 31, 1996, the Company had an accumulated deficit of approximately $32.0 million. Substantially all of these losses have been financed through private placements of equity interests. If the Company has insufficient funds, there can be no assurance that additional financing can be obtained on acceptable terms, if at all.

  Business Combinations

     On June 14, 1995, Cemax completed its merger with ICON, a teleradiology company located in Campbell, California. In accordance with the agreement, the exchange ratio for each share of ICON common stock and common stock option was
0.641999 of a share of Cemax common stock and common stock option, respectively (total of 1,879,157 shares of Cemax common stock and 323,211 options to purchase Cemax common stock). In conjunction with the offering, 10,841,508 shares of Cemax preferred stock converted to 2,305,907 shares of common stock. The merger was accounted for as a pooling of interests and, accordingly, the recorded book values of the assets and liabilities and prior operating results are combined retroactively. The Company incurred costs in connection with the merger and consolidation of operations. Included in the accompanying statements of operations for the year ended December 31, 1995 are merger-related expenses of $624,000 consisting primarily of charges for transaction and professional fees, personnel severance costs, and elimination of duplicate facilities.

     Prior to 1994, ICON's fiscal year end was November 30. The financial statements for 1993 have not been restated for the change in fiscal year. The results of operations for 1993 include Cemax's results of operations for the year ended December 31, 1993 and ICON's results of operations for the year ended November 30, 1993.

                                CEMAX-ICON, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Separate results of operations for the periods prior to the merger are as follows (in thousands):

                                                                               MERGER
                                                                              RELATED
                                  CEMAX- ICON      CEMAX         ICON         EXPENSES       COMBINED
                                  ----------       ------       -------       --------       --------
Year ended December 31, 1995:
  Total revenues................   $  9,510(1)     $4,178(2)    $ 3,342(2)     $   --        $17,030
  Net loss......................   $ (4,388)(1)    $ (316)(2)   $(1,487)(2)    $ (624)       $(6,815 )
Year ended December 31, 1994:
  Total revenues................         --        $8,711       $ 7,746            --        $16,457
  Net income (loss).............         --        $   34       $(2,612)           --        $(2,578 )
Year ended December 31, 1993:
  (Icon as of November 30, 1993)
  Total revenues................         --        $6,224       $ 5,890            --        $12,114
  Net loss......................         --        $  (78)      $(1,120)           --        $(1,198 )

- ---------------
(1) For the period from June 1, 1995 through December 31, 1995.
(2) For the period from January 1, 1995 through May 31, 1995.

     In February 1993, Cemax acquired the business of Virtual Imaging, Inc., a software company located in Sunnyvale, California. Cemax exchanged 277,043 shares of its common stock in return for all the outstanding stock of Virtual Imaging as of the date of closing. The acquisition was accounted for using the purchase method; accordingly, the assets and liabilities of the acquired enterprise have been recorded at their estimated fair values as of the date of acquisition. Virtual Imaging's results of operations have been included in Cemax's results of operations since the date of purchase.

  Interim Financial Information

     The financial information at March 31, 1996 and for the three months ended March 31, 1995 and 1996, are unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for those periods. Results of the 1996 period are not necessarily indicative of results expected for the entire year.

  Uses of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents are held in United States banks. Cash equivalents consist of financial investments with original maturities of 90 days or less at time of acquisition that are readily convertible into cash and have insignificant interest rate risk.

     As of January 1, 1995, the Company adopted Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company classifies its investments as available-for-sale. As of December 31, 1995, the Company's investments consisted of money market funds.

                                CEMAX-ICON, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Investments are recorded at market value. In 1995, the Company did not realize any material gains or losses. There was no difference between cost and market value at December 31, 1995.

  Inventories

     Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventories at December 31, 1994 and 1995 and March 31, 1996 consist of the following:

                                                                DECEMBER 31,
                                                              -----------------     MARCH 31,
                                                               1994       1995        1996
                                                              ------     ------     ---------
                                                                      (IN THOUSANDS)
    Raw materials...........................................  $  429     $  522      $   998
    Work in process.........................................      87         --           --
    Finished goods, services and marketing inventory........     939      1,483        1,299
                                                              ------     ------       ------
                                                              $1,455     $2,005      $ 2,297
                                                              ======     ======       ======

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed on the straight line method using useful lives of three to five years.

     Property and equipment at December 31, 1994 and 1995 and March 31, 1996 are as follows:

                                                               DECEMBER 31,
                                                            -------------------     MARCH 31,
                                                             1994        1995         1996
                                                            -------     -------     ---------
                                                                     (IN THOUSANDS)
    Machinery and equipment...............................  $   547     $   569      $   569
    Computer equipment....................................    3,194       3,680        3,854
    Furniture and fixtures................................       76          96           98
    Leasehold improvements................................       23          95          101
                                                            -------     -------      -------
                                                              3,840       4,440        4,622
    Less accumulated depreciation and amortization........   (2,700)     (2,928)      (3,112)
                                                            -------     -------      -------
                                                            $ 1,140     $ 1,512      $ 1,510
                                                            =======     =======      =======

     Property and equipment includes assets under capitalized leases at December 31, 1994 and 1995 and March 31, 1996 of approximately $75,000, $43,000 and
$26,000, respectively. Accumulated amortization related to leased assets was approximately $47,000, $43,000 and $26,000, respectively.

  Revenue Recognition

     Revenues are derived from system sales, software licenses, development contracts and fees from a range of services, including software maintenance, support and training. Systems and licensing revenue is generated from software licenses that grant the right to use the Company's software modules and hardware products which are typically sold in conjunction with the Company's systems. In addition to the software license typically sold as part of a system, the Company generates revenue from sales of software licenses to its OEMs. Service and maintenance revenue is generated from installation, training, documentation, maintenance and support services. Fees for such services are generally charged separately from the Company's software license fees.

                                CEMAX-ICON, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Revenue from systems sales is recognized upon delivery of the system, which typically occurs from one to six months after execution of a contract, depending on the size and complexity of the system if no significant vendor obligations remain and collection of the resulting receivable is deemed probable. Revenue from software licenses to OEMs is recognized upon delivery, or upon completion of specific milestones, if so stated. Delivery is further deferred in certain contracts as delivery of the master or first copy for noncancelable product licensing arrangements used which the customer has limited software reproduction rights. Revenue from services is recognized as these services are performed while revenue from software maintenance is recognized ratably over the term of maintenance contracts. Software maintenance contracts are generally renewable on an annual basis, although the Company occasionally negotiates long-term maintenance contracts. Under customary system sales agreements, the Company receives a partial payment upon the execution of a purchase agreement, further payments upon completion of certain performance milestones and final payment due upon completion of delivery of the system. The Company recognizes revenue on development contracts based on the achievement of certain milestones. Amounts received prior to the attainment of these milestones are deferred. Costs incurred under development contracts are charged to research and development expense as incurred.

  Research and Development

     Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

     Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Through March 31, 1996, all research and development and software development costs have been expensed.

  Concentration of Credit Risk

     The Company sells its processing workstations and software to customers in the medical and health care industries primarily in North America, Europe and Asia. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. No customers accounted for more than 10% of total revenues in 1993, one customer accounted for 10% of total revenues in 1994, one customer accounted for 13% of total revenues in 1995 and three customers accounted for 23%, 18% and 12%, respectively in the three months ended March 31, 1996. Export sales, primarily to Japan, for fiscal 1993, 1994 and 1995 and for the three months ended March 31, 1996 were 13%, 22%, 17% and 29% of total revenues, respectively.

  Impact of Recently Issued Accounting Standards

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. Statement 121 also addresses the accounting for long lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and the effect of adoption has not been material.

                                CEMAX-ICON, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Accounting for Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for the Company's December 31, 1996 financial statements. SFAS 123 allows companies to either measure and account for stock-based compensation under the new provisions of SFAS 123 or continue to use the measurement and accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") with pro forma disclosure in the notes to the financial statements as if the measurement provision of SFAS 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB 25. As such, the adoption of SFAS 123 will not impact the financial position or the results of operations of the Company.

  Deferred Compensation

     The Company recorded deferred compensation expense for the difference between the exercise price and the deemed fair value for financial statement presentation purposes of the Company's common stock for certain options granted from August 1995 through June 1996. Such options were granted at exercise prices ranging from $1.41 to $7.64 per share with deemed fair values ranging from $0.87 to $6.58 per share. This deferred compensation expense totaled approximately $59,000, which is being amortized over the vesting period of the options. Amortization of deferred compensation expense of approximately $2,000 was recorded in the three months ended March 31, 1996.

  Net Loss Per Share

     Except as noted below, historical net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares from stock options, convertible preferred stock and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares issued during the period beginning 12 months prior to the initial filing of the proposed public offering at prices substantially below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed public offering price for stock options and warrants and the if-converted method for convertible preferred stock).

     Historical net loss per share information is as follows:

                                                                               THREE MONTHS
                                                                                   ENDED
                                              YEAR ENDED DECEMBER 31,            MARCH 31,
                                            ----------------------------     -----------------
                                             1993       1994       1995       1995       1996
                                            ------     ------     ------     ------     ------
                                                                             (UNAUDITED)
    Net loss per share....................  $(0.52)    $(0.98)    $(1.64)    $(0.28)    $(0.10)
                                             =====      =====      =====      =====      =====
    Shares used in computing historical
      net loss per share (in thousands)...   2,325      2,642      4,154      2,686      5,192
                                             =====      =====      =====      =====      =====

     Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC Staff policy, to the conversion of convertible preferred shares that will automatically convert upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

2. SUBORDINATED CONVERTIBLE NOTES

     In 1993, the Company issued subordinated convertible notes to certain of its investors and received proceeds of $1,464,000 in contemplation of a convertible preferred stock financing. In June 1994, these notes

                                CEMAX-ICON, INC.

2. SUBORDINATED CONVERTIBLE NOTES -- (CONTINUED) and associated accrued interest were converted into 500,048 shares of Series D preferred stock. Series D preferred stock was converted to common stock in June 1995 at the rate for one share of common stock for 2.35 shares of Series D preferred stock.

3. LINE OF CREDIT

     In December 1995, the Company established an equipment purchase line of credit for $575,000 which expires in December 1999. Borrowings bear interest at 12.16% per annum and are secured by property and equipment. As of December 31, 1995, $575,000 was outstanding against this line and was payable in 48 installments of approximately $15,000 including interest and principal beginning January 1, 1996. The fair value of the line of credit at December 31, 1995, approximated the carrying value. The fair value is estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     During 1994, the Company borrowed $250,000 on a bank equipment purchase line of credit which expired in December 1994. Borrowings are at the bank's prime rate plus 1.75% (10.25% as of December 31, 1995) and are secured by property and equipment. As of December 31, 1995, $166,666 was outstanding and was payable to the bank in 24 installments of approximately $8,000 including interest and principal.

4. LEASE AND RENTAL COMMITMENTS

     The Company leases facilities and equipment under noncancelable operating leases. As of December 31, 1995, future minimum lease commitments are as follows:

                                                                        OPERATING     CAPITAL
                                                                         LEASES       LEASES
                                                                        ---------     -------
                                                                        (IN THOUSANDS)
    Year ended December 31,
      1996............................................................    $ 280         $11
      1997............................................................      202           5
      1998............................................................      169           5
      1999............................................................       --           3
                                                                           ----         ---
    Total minimum payments required...................................    $ 651          24
                                                                           ====
    Less amount representing interest.................................                   (4)
                                                                                        ---
    Present value of minimum lease payment............................                   20
    Less current portion of capital lease obligations.................                   (9)
                                                                                        ---
    Long term portion of capital lease obligations....................                  $11
                                                                                        ===

     Rent expense for operating leases was approximately $359,000, $350,000, $267,500, $105,000 and $57,000 for the three years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996.

5. NOTE RECEIVABLE FROM RELATED PARTY

     During the period ended December 31, 1995, the Company made a loan totaling $300,000 to an officer of the Company. The loan bears interest at a rate of prime plus 1% (9.5% at December 31, 1995). In June 1996, the note was amended to allow for repayment of principal and accrued interest on October 31, 1997.

                                CEMAX-ICON, INC.

6. INCOME TAXES

     As of December 31, 1995, the Company had federal and state net operating loss carryforwards of approximately $20,000,000 and $3,800,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $680,000. The federal net operating loss carryforwards will expire at various dates beginning in 1996 through 2010, if not utilized. The California net operating loss carryforwards will expire at various dates from 1996 through 2000.

     Utilization of the net operating losses and credits is subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     As of December 31, 1994 and 1995, the Company had deferred tax assets of approximately $9,100,000 and $11,400,000 respectively. The net deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by $575,000, $950,000 and $2,300,000 during the years ended December 31, 1993, 1994 and 1995, respectively. Deferred tax assets relate primarily to net operating losses, research credits, certain accrued expenses and reserves that are not currently deductible for income tax purposes, and capitalized research and development costs.

7. STOCKHOLDERS' EQUITY

  Preferred stock

     Preferred stock authorized and outstanding at December 31, 1995 is as follows:

                                                  NUMBER OF SHARES
                                             --------------------------                 AGGREGATE
                                                            ISSUED AND                 LIQUIDATION
                                             AUTHORIZED     OUTSTANDING     AMOUNT     PREFERENCE
                                             ----------     -----------     ------     -----------
                                                                            (IN THOUSANDS)
    Designated Series A convertible
      (all convertible)....................   1,985,878      1,985,878      $6,945       $ 7,944
                                                             =========      ======        ======
    Undesignated...........................  28,014,122
                                             ----------
                                             30,000,000
                                             ==========

     Series A preferred stock entitles the holder to receive noncumulative dividends of $0.32 per share if declared by the board of directors. The Series A preferred stock is convertible at the option of the holder, or automatically upon a public offering with aggregate proceeds greater than $5,000,000 at the rate of one share of common stock for each 2.35 shares of preferred stock (subject to anti-dilution provisions). The holders of these shares are entitled to one vote for each share of common stock into which such shares can be converted. The terms of the agreement also limit the number of future shares which may be granted as incentive options or stock purchase rights to 500,000 shares, as amended. As of December 31, 1995 there were 199,143 shares available for grant.

     At any time after January 1, 2000, the Company may redeem, at the option of the board of directors, all outstanding shares of Series A preferred stock at the redemption price of $4.00 per share plus any declared and unpaid dividends. Upon liquidation of the Company, Series A preferred stock shall have a liquidation preference of $4.00 per share, plus all declared but unpaid dividends. If the assets and funds of the Company are insufficient to pay the preferential amounts in full, such assets and funds shall be distributed to the holders of preferred stock in proportion to the full amount to which each holder is entitled. After such payments, the holders of common shares are entitled to receive all remaining assets of the Company.

                                CEMAX-ICON, INC.

7. STOCKHOLDERS' EQUITY -- (CONTINUED)
     If certain conditions are met, additional shares of Series A preferred stock may be issued in conjunction with the next round of capital financing. In addition the Company issued a stock warrant to purchase 198,837 shares of common stock exercisable at $11.47 per share through June 1997.

     The Company has reserved 845,054 shares of common stock in the event of conversion of the outstanding convertible preferred stock.

  Stock Option and Employee Incentive Plans

     In 1986, the Company established the 1986 Amended Incentive Stock Plan. As amended, there are 1,276,596 shares of common stock reserved for issuance under this plan.

     Options, which may be either incentive stock options or nonstatutory stock options, may be granted at prices greater than or equal to the fair value of the stock on the date of grant, as determined by the board of directors. Generally, options may be exercised at any time, vest over four years and expire five to ten years from the date of grant.

     Stock option activity including the stock option activity under the former Icon stock option plan is summarized below:

                                                             SHARES
                                                   ---------------------------
                                                   INCENTIVE      NONSTATUTORY     OPTION PRICE
                                                    OPTIONS         OPTIONS         PER SHARE
                                                   ----------     ------------     ------------
    Options outstanding at December 31, 1993.....     889,197           53,540     $0.09-$11.75
      Granted....................................     241,884           14,681      0.35-  7.47
      Exercised..................................    (263,389)          (2,275)     0.09-  1.46
      Canceled...................................    (141,096)          (1,595)     0.35- 11.75
                                                    ---------          -------      -----------
    Options outstanding at December 31, 1994.....     726,596           43,874      0.09- 11.75
      Granted....................................     393,034               --      1.06-  7.47
      Exercised..................................     (39,249)          (4,255)     0.09-  7.47
      Canceled...................................     (79,411)              --      0.35-  7.47
                                                    ---------          -------      -----------
    Options outstanding at December 31, 1995.....   1,000,970           39,619      0.09- 11.75
      Granted (unaudited)........................      14,681               --         1.76
      Exercised (unaudited)......................     (38,334)              --      0.35-  1.41
      Canceled (unaudited).......................      (7,597)              --      0.35-  1.41
                                                    ---------          -------      -----------
    Options outstanding at March 31, 1996
      (unaudited)................................     969,720           39,619     $0.09-$11.75
                                                    =========          =======      ===========

     At March 31, 1996, options to purchase 312,447 shares of common stock were exercisable. Options exercised prior to the vesting date are subject to stock purchase agreements that allow the Company to repurchase, at the original issuance price, unvested shares upon termination of employment. Vesting of such shares is generally ratable over a four year period, as determined by the board of directors. As of December 31, 1995, 38,283 shares (27,588 shares as of March 31, 1996) were subject to this repurchase provision at the original price ($0.35-$0.71).

     In September 1993, in connection with a bank line of credit, the Company issued a warrant to purchase 3,546 shares of Common Stock at an exercise price of $5.88 per share.

                                CEMAX-ICON, INC.

7. STOCKHOLDERS' EQUITY -- (CONTINUED)
  Unaudited Pro Forma Stockholders' Equity

     Unaudited pro forma stockholders' equity at March 31, 1996 gives effect to the conversion of 1,985,878 shares of convertible preferred stock into 845,054 shares of common stock upon the close of the Company's initial public offering.

8. SUBSEQUENT EVENTS

     On June 13, 1996, the Board of Directors authorized management of the Company to file a registration statement with the SEC permitting the Company to sell shares of its common stock to the public. If the initial public offering is consummated under the terms presently anticipated, all of the preferred stock outstanding will automatically convert into 845,054 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock into shares of common stock, is set forth on the accompanying balance sheet.

     On June 13, 1996, the Board of Directors of the Company authorized the reincorporation of the Company in the State of Delaware to be effective immediately prior to the effectiveness of the Offering and a reverse stock split, subject to stockholder approval, in which each 2.35 shares of common stock are split into one share of preferred stock and common stock, respectively. All the share and per share data in the accompanying financial statements has been adjusted retroactively to give effect to the reverse stock split.

     On June 13, 1996, the Board of Directors of the Company adopted, subject to shareholder approval, the 1996 Stock Plan which authorized the issuance of 700,000 shares of common stock, the 1996 Employee Stock Purchase Plan which authorized the issuance of 150,000 shares of common stock and the 1996 Director Option Plan which authorized the issuance of 100,000 shares of common stock.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
The Company...........................   13
Use of Proceeds.......................   13
Dividend Policy.......................   13
Capitalization........................   14
Dilution..............................   15
Selected Financial Data...............   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   17
Business..............................   23
Management............................   35
Certain Transactions..................   42
Principal Stockholders................   44
Description of Capital Stock..........   45
Shares Eligible for Future Sale.......   47
Underwriting..........................   49
Legal Matters.........................   50
Experts...............................   50
Additional Information................   50
Index to Financial Statements.........  F-1

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                          ------------------------------------------------------
                                2,800,000 SHARES

                                   CEMAX LOGO

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                                          , 1996
                            ------------------------
                             VOLPE, WELTY & COMPANY
                             PUNK, ZIEGEL & KNOELL
                                  FURMAN SELZ
             ------------------------------------------------------
             ------------------------------------------------------

                   APPENDIX -- DESCRIPTION OF GRAPHIC IMAGES

                            INSIDE FRONT COVER PAGE

     [Caption: Cemax-Icon Medical Image Information Systems Electronically acquire, archive, distribute and display medical images throughout a healthcare facility or Integrated Delivery Network.]

     [Narrative description: Graphic representation of how the Company's medical image information system electronically acquires, archives, distributes and displays medical images throughout a healthcare facility or Integrated Delivery Network.]

                          PAGE 26 -- PRODUCTS SECTION

     [Caption: Supporting hardware products include: PCI Display Controller, PCI Analog and Digital Printer Interfaces, Technologist Keypad, Remote Workstation and LaserLink.TM]

     [Narrative description: Graphic representation of how the each of Company's input modules, distribution and storage modules and display modules interact with acquisition modalities to form an integrated medical image information system.]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting commission, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Application Fee.

    SEC Registration Fee......................................................  $ 11,103
    NASD Filing Fee...........................................................     5,000
    Nasdaq National Market Application Fee....................................    10,000
    Blue Sky Qualification Fees and Expenses..................................    15,000
    Printing and Engraving Expenses...........................................   125,000
    Legal Fees and Expenses...................................................   250,000
    Accounting Fees and Expenses..............................................   150,000
    Transfer Agent and Registrar Fees.........................................    10,000
    Directors and Officers Liability Insurance................................   150,000
    Miscellaneous Expenses....................................................    73,897
                                                                                      --
              Total...........................................................  $800,000
                                                                                      ==

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Act"). The Registrant's Certificate of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Act or the Securities Exchange Act of 1934, as amended.

     The Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had not reason to believe his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Act, or otherwise.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since March 31, 1993, the Registrant has sold and issued the following securities which were not registered under the Act.

     1. From March 31, 1993 to March 31, 1996, the Company sold and issued an aggregate of 362,401 shares of Common Stock to employees, consultants, founders and directors for consideration in the aggregate amount of $124,703.

     2. In November 1993, the Company issued subordinated notes in the amount of $1,464,000 to certain institutional investors. In October 1994, the Company issued shares of Series D Preferred Stock convertible into 212,786 shares of Common Stock to the holders of the subordinated notes in exchange for cancellation of the notes together with accrued interest thereon in the aggregate amount of $1,500,114.

     3. In June 1995, the Company sold and issued 845,054 shares of Series A Preferred Stock at a purchase price of $8.23 per share, together with a warrant to purchase up to 198,837 shares of Common Stock at $12.93 per share to Minnesota Mining and Manufacturing Company. Such warrant was subsequently amended to provide that it is exercisable for up to 198,837 shares of Series A Preferred Stock at a price of $11.47 per share.

     4. In June 1995, pursuant to an Agreement and Plan of Reorganization and a related Agreement and Plan of Merger, ICON Medical Systems, Inc., a California corporation ("ICON"), was merged into the Company which was the surviving corporation. The issued and outstanding common shares of ICON were converted and exchanged into a total of approximately 1,879,158 shares of Common Stock of the Company. In addition, 1,393,134 options exercisable for shares of ICON common stock became exercisable for conversion into approximately 323,210 shares of the Company at prices of $1.46 and $7.48 per share.

     The sales and issuances of securities in the above transactions described in paragraph (1) above were deemed to be exempt from registration under the Act by virtue of Rule 701 promulgated thereunder.

     The sales and issuances of securities in the transactions described in paragraphs (2) and (3) above were deemed to be exempt from registration under the Act by virtue of Section 4(2) adopted thereunder as transactions by an issuer not involving a public offering.

     The issuance of securities in the transaction described in paragraph (4) above were deemed to be exempt from registration under the Act by virtue of
Section 3 (a)(10) adopted thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

      1.1*     Form of Underwriting Agreement
      3.1*     Articles of Incorporation of CEMAX-ICON, Inc., a California corporation, as amended and in effect prior to the Registrant's reincorporation in Delaware.
      3.2      Certificate of Incorporation of CEMAX-ICON, Inc., a Delaware corporation, as in effect immediately following the Registrant's reincorporation in Delaware.
      3.3      Bylaws of the Registrant, as in effect prior to the Registrant's reincorporation in Delaware.
      3.4      Bylaws of the Registrant, as in effect immediately following the Registrant's reincorporation in Delaware.
      4.1      Form of Lock-Up Agreement.
      4.2*     Form of Common Stock Certificate.
      4.3      Form of warrant issued to existing warrant holders.
      4.4      Restated Registration Rights Agreement dated December 23, 1995 among the
               Registrant and certain shareholders of the Registrant.
      5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
     10.1      1986 Amended Incentive Stock Plan.
     10.2      1996 Stock Plan.
     10.3      1996 Director Option Plan.
     10.4      1996 Employee Stock Purchase Plan.
     10.5      Employees' 401(k) Savings Plan and Trust.
     10.6 +    Supply Agreement dated December 28, 1995 by and between Registrant and Eastman
               Kodak Company.
     10.7 +    Sales Agreement dated June 13, 1995 by and between the Registrant and Minnesota
               Mining and Manufacturing Company ("3M").
     10.8 +    Cooperation Agreement dated September 28, 1995 by and between the Registrant and Hewlett-Packard Company.
     10.9 +    Agreement LGC950D for the License, Sublicense, and Maintenance of Software
               dated September 14, 1994 by and between CEMAX, Inc. and AT&T, Corp.
    10.10      Light Industrial Lease dated July 16, 1993 by and between the Registrant and
               Teachers Insurance and Annuity Association of America.
    10.11 +    Purchase Agreement No. 900000 dated May 15, 1995, by and between GE Medical
               Systems and CEMAX, Inc..
    10.12 +    OEM Purchase Agreement dated November 22, 1994 by and between the Registrant and 3M.
    10.13 +    Loan and Security Agreement dated December 28, 1995 between the Registrant and
               DVI Capital Company.
    10.14*+    License Agreement dated November 30, 1992, as amended, by and between
               Registrant and Toshiba Corporation.
    10.15*+    European Distribution Agreement dated June 18, 1996 by and between the
               Registrant and 3M.
     11.1      Computation of net loss per share.
     23.1      Consent of Ernst & Young LLP.
     23.2*     Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1).
     24.1      Power of attorney (Refer to II-4).
     27.1      Financial Data Schedule.

- ---------------
  * Exhibits to be filed by amendment.
  + Confidential treatment requested.

  (b) Financial Statement Schedules

     SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS

          Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or Notes thereto.

                                   SIGNATURE

     Pursuant to the requirements of the Act, the Registrant has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 19th day of June, 1996.

                                          CEMAX-ICON, INC.

                                          By: /s/  TERRY ROSS
                                               Terry Ross,
                                               President and Chief Executive
                                                   Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Terry Ross, Gregory C. Patti and Jeremy B. Rubin, M.D., and each of them, individually and without the other, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post effective amendments and registration statements filed pursuant to Rule 462), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                  TITLE                      DATE
- ------------------------------------------    -------------------------------    --------------
/s/  TERRY ROSS                               President, Chief Executive          June 19, 1996
- ------------------------------------------    Officer and Director (Principal
     Terry Ross                               Executive Officer)
/s/  JEREMY B. RUBIN                          Vice President, Chief Technical     June 19, 1996
- ------------------------------------------    Officer and Vice Chairman of
     Jeremy B. Rubin, M.D.                    the Board
/s/  GREGORY C. PATTI                         Chief Financial Officer             June 19, 1996
- ------------------------------------------    (Principal Financial and
     Gregory C. Patti                         Accounting Officer)
/s/  DAVID N. WHITE                           Chairman of the Board               June 19, 1996
- ------------------------------------------
     David N. White, M.D.
/s/  REID W. DENNIS                           Director                            June 19, 1996
- ------------------------------------------
     Reid W. Dennis
/s/  M. DAVID TITUS                           Director                            June 19, 1996
- ------------------------------------------
     M. David Titus
/s/  PHILIP E. MCCARTHY                       Director                            June 19, 1996
- ------------------------------------------
     Philip E. McCarthy

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                 (IN THOUSANDS)

                                              BALANCE AT     CHARGES TO
                                              BEGINNING       COST AND                         BALANCE
                                              OF PERIOD       EXPENSES      DEDUCTIONS     AT END OF PERIOD
                                              ----------     ----------     ----------     ----------------
Year ended December 31, 1993..............       $ 70           $120          -$-                $190
Year ended December 31, 1994..............        190            294          --                  484
Year ended December 31, 1995..............        484            299          --                  773
Three months ended March 31, 1996.........        773             30          --                  803

                               INDEX TO EXHIBITS

                                                                                        SEQUENTIALLY
  EXHIBIT                                                                                 NUMBERED
   NUMBER                                       EXHIBITS                                    PAGE
- ------------     -----------------------------------------------------------------------
      1.1*       Form of Underwriting Agreement
                 Articles of Incorporation of CEMAX-ICON, Inc., a California
                 corporation, as amended and in effect prior to the Registrant's
      3.1*       reincorporation in Delaware.
                 Certificate of Incorporation of CEMAX-ICON, Inc., a Delaware
                 corporation, as in effect immediately following the Registrant's
      3.2        reincorporation in Delaware.
                 Bylaws of the Registrant, as in effect prior to the Registrant's
      3.3        reincorporation in Delaware.
                 Bylaws of the Registrant, as in effect immediately following the
      3.4        Registrant's reincorporation in Delaware.
      4.1        Form of Lock-Up Agreement.
      4.2*       Form of Common Stock Certificate.
      4.3        Form of warrant issued to existing warrant holders.
                 Restated Registration Rights Agreement dated December 23, 1995 among
      4.4        the Registrant and certain shareholders of the Registrant.
      5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
     10.1        1986 Amended Incentive Stock Plan.
     10.2        1996 Stock Plan.
     10.3        1996 Director Option Plan.
     10.4        1996 Employee Stock Purchase Plan.
     10.5        Employees' 401(k) Savings Plan and Trust.
                 Supply Agreement dated December 28, 1995 by and between Registrant and
     10.6 +      Eastman Kodak Company.
                 Sales Agreement dated June 13, 1995 by and between the Registrant and
     10.7 +      Minnesota Mining and Manufacturing Company ("3M").
                 Cooperation Agreement dated September 28, 1995 by and between the
     10.8 +      Registrant and Hewlett-Packard Company.
                 Agreement LGC950D for the License, Sublicense, and Maintenance of
                 Software dated September 14, 1994 by and between CEMAX, Inc. and AT&T,
     10.9 +      Corp.
                 Light Industrial Lease dated July 16, 1993 by and between the
    10.10        Registrant and Teachers Insurance and Annuity Association of America.
                 Purchase Agreement No. 900000 dated May 15, 1995, by and between GE
    10.11 +      Medical Systems and CEMAX, Inc..
                 OEM Purchase Agreement dated November 22, 1994 by and between the
    10.12 +      Registrant and 3M.
                 Loan and Security Agreement dated December 28, 1995 between the
    10.13 +      Registrant and DVI Capital Company.
                 License Agreement dated November 30, 1992, as amended, by and between
    10.14*+      Registrant and Toshiba Corporation.
                 European Distribution Agreement dated June 18, 1996 by and between the
    10.15*+      Registrant and 3M.
     11.1        Computation of net loss per share.
     23.1        Consent of Ernst & Young LLP.
     23.2*       Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1).
     24.1        Power of attorney (Refer to II-4).
     27.1        Financial Data Schedule.

- ---------------

  * Exhibits to be filed by amendment.
  + Confidential treatment requested.